      As filed with the Securities and Exchange Commission on March 22, 2000.

                                                   Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                WEBHELP.COM INC.
             (Exact name of registrant as specified in its charter)

        Delaware                              7389                      13-4095614
(State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)   Classification Code Number)    Identification Number)

                             One Dundas Street West
                                   Suite 2500
                            Toronto, Ontario M5G 1Z3
                                     Canada
                                 (416) 260-4710
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                                 Kerry E. Adler
                                Webhelp.com Inc.
                             One Dundas Street West
                                   Suite 2500
                            Toronto, Ontario M5G 1Z3
                                     Canada
                                 (416) 260-4710
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                   Copies to:

      Andrew J. Beck, Esq.                  John R. Utzschneider, Esq.
      Torys                                 Bingham Dana LLP
      237 Park Avenue                       150 Federal Street
      New York, New York  10017             Boston, MA  02110
      (212) 880-6000                        (617) 951-8000

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===================================================================================
Title of each class of                       Proposed maximum       Amount of
securities to be registered                 aggregate offering   registration fee
                                                 price(1)
===================================================================================
Common Stock, $0.01 par value.........         $86,250,000           $22,770
===================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion dated March 22, 2000

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                               SHARES

                                 [WEBHELP LOGO]

                                  COMMON STOCK

                               $        PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of Webhelp.com Inc.

We expect that the price to the public in the offering will be between $
and $         per share.

We have applied to include the common stock on the Nasdaq National Market under the symbol "WHLP" and will apply to list the common stock on The Toronto Stock Exchange under the symbol "WHP".

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                                                PER SHARE          TOTAL
                                                                                ---------          ------
Price to the public......................................................     $               $
Underwriting discount and commissions....................................
Proceeds to Webhelp.com Inc..............................................

We have granted an over-allotment option to the underwriters. Under this
option, the underwriters may elect to purchase a maximum of      additional
shares from us, within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS

                     U.S. Bancorp Piper Jaffray

                                              RBC DOMINION SECURITIES
                                                      CORPORATION

                  The date of this Prospectus is April   , 2000.

         First Page -- Inside Cover (Webhelp.com)

         (One frame with an image and text. The frame displays a man and woman smiling while leaning over the Webhelp.com logo. The text "Humanize Shopping Online", "Humanize Searching Online", "Humanize Learning Online", "Humanize Customer Service," "Humanize Sales Assistance" and "Humanize Technical Support" appear in a list in the lower left hand corner of the page.)

         Second Page (Left) -- Inside Cover (Real Questions, Real People, Real Answers, Real Time):

         (Two frames with images and text. The first frame accompanies text labeled "Real People" and contains a picture of a woman sitting with a laptop on a large globe with a cloudy sky above; accompanying text states "Our Web Wizards make it easy to search the Internet. These individuals are skilled in Web navigation and customer service, and are ready to answer your questions 24 hours a day, 365 days a year". The second frame accompanies text labeled "Real Answers" and contains a picture of the Company's web page while a question is being answered; accompanying text states "Tired of wasting time? We can provide fast, relevant answers to some of the most challenging questions. Using our proprietary integration of live-text chat and co-browsing technologies, Webhelp users communicate directly with our Web Wizards to help them get the best possible answers to their questions - in real time.")

         Third Page (Right) -- Inside Cover (Humanize your Search, Humanize your Site, Humanizing the Internet):

         (Three frames with images and text. The first two frames are pictures of the Webhelp.com portal. The accompanying text of the first picture states "Our Webhelp.com Portal is a place that people can go to get fast relevant responses to their questions. We offer real-time search assistance with a skilled Web Wizard - anytime, all the time. Webhelp.com has something for everyone. For help buying on the Internet we offer WebHelpMeShop, which assists users in finding the best prices through comparison shopping and completing their transactions. Shoppers can browse through 15 categories of products offered by more than 600 different merchants. Other sites within our Portal include WebHelpMeSell, KidZone and TeenZone which offer popular content to appeal to a broad range of users." The accompanying text of the second picture states "We provide outsourced human-assisted selling and customer support to online businesses through our Webhelp Direct service. Our Web Wizards are trained to assist customers of our online corporate clients to find the products or services the customers are looking for and to complete their purchases should they need help navigating through the check-out process. Web Wizards use a combination of selling and customer support skills, product knowledge, collaborative technology and searching techniques to deliver personalized real-time sales and support for online businesses." The third picture is a frame with no accompanying text labeled "humanizing the internet", displaying the Webhelp.com logo.)

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
Prospectus Summary.................................................................................................   1
Risk Factors.......................................................................................................  17
Forward-Looking Statements.........................................................................................  19
Use of Proceeds....................................................................................................  19
Dividend Policy....................................................................................................  20
Capitalization.....................................................................................................  21
Dilution...........................................................................................................  22
Selected Consolidated Financial Data...............................................................................  23
Management's Discussion and Analysis of Financial Condition and Results of Operations..............................  24
Business...........................................................................................................  26
Management.........................................................................................................  40
Principal Stockholders.............................................................................................  47
Certain Transactions...............................................................................................  49
Description of Capital Stock.......................................................................................  51
Shares Eligible for Future Sale....................................................................................  53
Underwriting ......................................................................................................  55
Legal Matters......................................................................................................  58
Experts............................................................................................................  58
Where You Can Find More Information................................................................................  58
Index to Consolidated Financial Statements.........................................................................  F-1

As used in this prospectus, the terms "we," "us," "our" and "Webhelp.com" mean Webhelp.com Inc. and its subsidiaries (unless the context indicates a different meaning) and the term "common stock" means our common stock, $0.01 par value per share. Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order.

The following trademarks of Webhelp.com are used throughout this prospectus:
Webhelp, Webhelp.com, Webhelpmebuy, Webhelpmesell, Webhelpme Shop, Webhelp Express, Web Wizard, Webhelp Direct, Webhelp a Friend and Real People. Real Answers. Real Time. This prospectus also contains trademarks and registered trademarks of companies other than Webhelp.com. Any information included in our Web site is not a part of this prospectus.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS THE INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                   WEBHELP.COM

We are the most widely used provider of real-time human-assisted Internet services. Our services enable businesses and individuals to more effectively use the Internet to conduct e-commerce and locate content. Our Web Wizards, who are skilled in Internet navigation, customer service and searching, engage in a real-time, one-on-one text chat with Internet users to introduce the human element into the Internet. Through our Webhelp Direct service, our Web Wizards help the customers of our online corporate clients by providing online support to navigate our client's Web sites to find products and services, answer questions and complete the transaction process. For individual Internet users visiting our consumer portal, our Web Wizards respond to their questions and help them find relevant products, services and content. We currently engage more than 600 Web Wizards through four outsourced service providers located in India and the United States.

Our technology combines proprietary and licensed software, creating a robust and scalable integrated platform of search and chat technologies which supports both our corporate clients and our consumer portal. We believe that the combination of our technology solution and our operational model allows us to provide online corporate clients with increased e-commerce revenues, improved consumer satisfaction and retention and reduced customer support costs. This same combination can provide users of our consumer portal with a high quality, affordable and more intuitive and effective search service that expands the benefits of the Internet.

Our goal is to strengthen our leadership position as the most widely used provider of real-time human-assisted Internet services. The key elements of our growth strategy are as follows:

o CONTINUE TO BUILD THE WEBHELP BRAND. A critical objective is that Internet users and online businesses equate the Webhelp name with the best customer service experience on the Internet. Online, we market ourselves primarily through our consumer portal, advertising, direct marketing and sales promotion. Offline, we employ a variety of promotional techniques including advertising, events and public relations. We also plan to build the Webhelp brand internationally by offering our service in other languages.

o INCREASE THE NUMBER OF MAJOR CORPORATIONS THAT USE OUR SERVICES. We are increasing our direct sales force and our marketing initiatives. In addition to our current online corporate clients, including Microsoft Corporation and Beenz.com USA, we continue to target the most frequently visited commercial and membership sites on the Web. As part of our sales strategy, we are using our Internet search service on our Web site as a valuable sales tool to demonstrate to potential corporate clients the capabilities of our real-time human-assistance services.

o INCREASE UNDERSTANDING OF CONSUMERS' INTERESTS. We believe that the data we aggregate and store is one of our most important assets, particularly to our online corporate clients who want to improve their sales and marketing strategies and better target product development by understanding their customers' interests. We believe that this will result in increased customer satisfaction and retention, increased revenues and reduced support costs.

o FURTHER ENHANCE AND DEVELOP OUR HUMAN INTERACTIVE WEB SERVICES. To maintain and increase our competitive advantage, we intend to continue to provide new functions and features for our online corporate clients and on our consumer portal as well as new and enhanced training for our Web Wizards.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
o CULTIVATE MULTIPLE REVENUE STREAMS. We intend to continue to capitalize on our network of trained Web Wizards and our underlying technology platform to cultivate multiple revenue streams, which we believe will reduce our dependence on any single revenue source.

o PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We plan to pursue acquisitions and alliances to strengthen our technology, broaden our audience reach, capture new distribution channels, enhance our service offering and open new revenue streams. In addition, we are focusing on entering into additional arrangements with brand name content providers as well as further expanding our outsourced service relationships.

We were incorporated on May 27, 1999 and launched our consumer portal on November 30, 1999. Between the launch and February 29, 2000, our visits per week increased from approximately 519,000 to over 2 million for a total of over 20 million visits during that three-month period. During the same period over 900,000 unique Internet users registered for our services including more than 80,000 in the last week of that period.

                ------------------------------------------------

Our principal executive offices are located at One Dundas Street West, Suite 2500, Toronto, Ontario M5G 1Z3, Canada. Our telephone number is (416) 260-4710.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  THE OFFERING

Common stock offered by us...........................                        shares

Common stock to be outstanding after the offering....                        shares

Use of proceeds......................................     We intend to use these net proceeds for general corporate
                                                          purposes, including expansion of our marketing and
                                                          brand-building efforts, expansion and building of Web
                                                          centers, selected acquisitions of complementary
                                                          technologies or businesses and working capital. See "Use
                                                          of Proceeds."


Proposed Nasdaq National Market symbol...............     WHLP

Proposed Toronto Stock Exchange symbol...............     WHP

Shares outstanding after the offering includes      shares to be issued upon
the closing of this offering upon the automatic conversion of all our
outstanding preferred stock and excludes up to           shares reserved for
issuance under our 1999 Long Term Incentive Plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The summary consolidated balance sheet data below as of December 31, 1999 is presented on:

o      an actual basis;

o a pro forma basis to reflect the conversion of all of the outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

o an as adjusted basis to reflect the pro forma basis described above and to reflect the sale of the common stock in this offering and the receipt of the net proceeds from the sale of shares of common stock at $ per share, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

                                                                                   FOR THE PERIOD MAY 27, 1999
                                                                                       TO DECEMBER 31, 1999
                                                                                   ---------------------------
     STATEMENT OF OPERATIONS DATA:
     Revenue............................................                                  $      29,857
     Gross profit (loss)................................                                       (815,059)
     Operating loss.....................................                                     (4,875,834)
     Net loss...........................................                                     (4,905,987)
     Net loss per share - basic, diluted and pro forma..                                  $       (0.20)
     Weighted average number of shares outstanding
     used to compute basic and diluted net loss
     per share..........................................                                    24,095,508

                                                                             DECEMBER 31, 1999
                                                            ----------------------------------------------------
                                                            ACTUAL              PRO FORMA            AS ADJUSTED
                                                            ------              ---------            -----------
     BALANCE SHEET DATA:
     Cash and cash equivalents.....................         $21,178,857          $21,178,857        $
     Working capital...............................          24,498,610           24,498,610
     Total assets..................................          27,435,614           27,435,614
     Total stockholders' equity....................          27,435,614           27,435,614

--------------------------------------------------------------------------------

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES.

                          RISKS RELATED TO OUR BUSINESS

IT IS EXTREMELY DIFFICULT TO EVALUATE OUR PROSPECTS OR FUTURE RESULTS BECAUSE OUR BUSINESS MODEL IS UNPROVEN, WE ONLY RECENTLY BEGAN TO GENERATE REVENUES AND WE HAVE A LIMITED OPERATING HISTORY

We were incorporated on May 27, 1999 and generated no revenue prior to the launch of our Web site on November 30, 1999. Therefore, we have a limited operating history for you to use in evaluating our prospects and our historical financial information is of limited value in projecting our future operating results. Due to our limited operating history, you should not take our recent financial results as indicative of the rate of growth, if any, that you can expect in the future.

You should consider the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies operating in new and rapidly evolving markets such as ours. We may not successfully address these risks, expenses and difficulties, which may include:

o      our services have only recently been introduced into the marketplace;

o we may not be able to respond to the changing market for Internet services;

o we may not be able to develop a sufficiently broad group of service offerings to compete effectively;

o      we may not be able to develop Webhelp as an effective brand;

o we may not be able to develop and expand our operational and technical infrastructure fast enough to meet customers' demands and to manage our growth;

o we may not be able to successfully introduce our online business services;

o we may not be able to maintain and increase levels of traffic on our Web site;

o      we rely on our independent contractors to provide Web Wizard services;

o we may not be able to obtain sufficient operating efficiencies and economies of scale in the outsourced Web centers to obtain profitable contracts; and

o      we may not be able to attract, retain and motivate qualified personnel.

As a strategic response to a changing competitive environment, we may choose to make pricing, service or marketing decisions or acquisitions that would adversely impact our operations and profitability.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES AND NEGATIVE CASH FLOWS FROM OPERATIONS

We have incurred significant losses since our inception and expect to incur increasingly significant losses and have negative cash flows for the foreseeable future. For the period from our inception, May 27, 1999, to December 31, 1999, we reported a net loss of $4.9 million and as of December 31, 1999, we had an accumulated deficit of $14.9 million. We reported a loss of $0.20 per share for the period from our inception, May 27, 1999, to December 31, 1999. It is critical to our success that we continue to expend financial and management resources to develop our brand loyalty through marketing and promotion, enhancement of our existing services and expansion into other services. We currently expect that our operating expenses will continue to increase significantly as we expand our sales and marketing operations, fund further development of our Web site, expand our administrative staff and develop and acquire complementary technologies. We expect that our cost of revenue will increase at a rate that may exceed our revenue growth due to our investment in our Web site content and the further development of our customer service capabilities provided by our independent contractors who provide Web Wizard services.

The size of our losses will also depend, in part, on our ability to attract and grow revenue from advertisers, individual users and online corporate clients. Consequently, it is possible that we may never achieve profitability, and if we do achieve profitability, we may not be able to achieve profitability on a sustainable basis. If we do not achieve profitability on a sustainable basis in the future, we may be unable to continue our operations.

Our cash flows from operations and investing will also be impacted by growth in our working capital and investments in fixed assets, product development costs and any other investments in long term assets or acquisitions of assets.

OUR OPERATING RESULTS MAY BE VOLATILE AND DIFFICULT TO PREDICT

We have a limited operating history, and as our business develops, we may be subject to volatility in our revenues and operating results. Our revenues and operating results may fluctuate, and these fluctuations may be material. We expect our revenues and operating results to fluctuate due to a number of factors, many of which are beyond our control, and which include, but are not limited to, the following:

o the length of online corporate clients' contracts, the ramp up of the revenues from these contracts and any start-up costs associated with each new online corporate client;

o seasonal and other fluctuations in the number of users visiting our Web site and the related impact on our ability to generate revenues;

o changes in our ability to attract advertising and changes in the advertising rates that we are able to command;

o costs associated with increasing the number of Web Wizards available to provide our services including recruiting, training, quality assurance and those costs, if any, of our outsourced service providers that we may incur with respect to expansion of our Web centers;

o costs relating to operating inefficiencies that may exist within the Web centers as a result of uneven call traffic flow, training inadequacies or technology problems or as a result of our decision to take on staff levels in the Web centers in advance of business demands;

o costs associated with the continuing development and enhancement of our technology;

o      timing and seasonality of marketing expenditures;

o costs associated with possible acquisitions and the operational integration of any such acquisitions; and

o costs associated with the development, marketing and implementation of new service offerings.

Due to our limited operating history and our inability to accurately predict our revenues, we may not be able to predict our operating results, or take actions on a timely basis with respect to reducing costs to mitigate the impact of changes in our revenue. This, and the above factors, could all result in significant variations in the operating results from quarter to quarter. As a result, our quarterly revenues and operating results may fluctuate, adversely affecting our market price and our ability to raise future capital as may be required from time to time.

OUR SERVICES AND BUSINESS PLAN ARE NOVEL AND UNPROVEN AND WE WILL NOT BECOME PROFITABLE UNLESS A LARGE NUMBER OF BUSINESSES AND CONSUMERS USE OUR SERVICES ON THE INTERNET

We will be successful only if Internet users accept our real-time, human-assistance services on our Web site and on the Web sites of our online corporate clients. In addition, we cannot predict whether our business plan will be profitable. Currently, a limited number of Internet users have registered for our services. It is difficult to predict the extent and rate of user adoption of our services. We cannot assure you that our services will be broadly accepted. Visitors to our Web site may use our search service once or twice and then revert to traditional search techniques to navigate the Internet. Furthermore, we may not have anticipated all of the operational, customer and pricing issues in such a novel business. As a result, the investments we have made and expect to make to implement our business plan may not produce expanded revenues or profits.

We provide our basic Internet search service to users free of charge. However, a significant portion of our revenues for the foreseeable future is expected to be derived from individual users, or our online corporate clients' customers paying a subscription charge for the use of our Webhelp Express premium service. We have not yet determined the exact nature of our Webhelp Express premium service and we have not been able to determine whether Internet users will pay for subscriptions on a sustainable basis, and at what rate they may be willing to pay. In addition, our revenues will be dependent upon our ability to charge appropriate fees and collect money from these subscribers. Our business could be materially adversely affected if we were unsuccessful in establishing a paying subscriber base, or were unable to collect monies from these subscribers.

WE FACE RISKS RELATED TO EXPANDING INTO RELATIVELY NEW SERVICES AND BUSINESS AREAS, IN PARTICULAR E-COMMERCE

To increase our revenues, we will need to expand our operations by promoting new or complementary services and by expanding the breadth and depth of our services. In particular, we believe that our future success will depend largely on our ability to substantially increase revenues through provision of customer-service solutions for online businesses that seek to facilitate and enhance e-commerce transactions. We only recently entered this market and have little experience in it. The expansion of our e-commerce services will require additional development resources. Our expansion into new service offerings may not be timely or may not generate sufficient revenues to offset the cost of these offerings. If this occurs, our business, operating results and financial condition will be materially and adversely affected.

WE MAY NOT BE ABLE TO OVERCOME COMPETITION TO PROVIDE CUSTOMER SERVICES TO E-COMMERCE WEB SITES, TO ATTRACT INTERNET USERS TO OUR WEB SITE, TO ATTRACT SPONSORS TO PLACE CONTENT ON OUR WEB SITE AND TO ATTRACT ADVERTISERS

We face direct competition from companies that provide Internet-based search engines, including those that allow a user to conduct his or her own search of the Internet for answers to his or her questions, such as About.com, AskJeeves Inc., ExpertCentral.com, Inc., Excite@Home Corp. and Altavista Co. We also compete with directory services, such as Yahoo! Inc., Lycos Inc., Infospace.com, Inc. and LookSmart Ltd. that provide alternative ways for Internet users to obtain desired content online. These companies, which have significantly more resources than we do, may create a search engine that employs human assistance. Some companies have already entered the market for personalized searching, offering automated plain English question answering or next-day human response e-mails. Although we believe that our combination of real people answering questions in real time will be attractive to Internet users, we can offer no assurance that users will choose our search methods over others.

We may also face potential competition from larger enterprise software companies such as Oracle Corporation and Siebel Systems, Inc. established technology companies, including International Business Machines Corp., Hewlett-Packard Co. and Microsoft Corporation, outsourced service providers such as Convergis Corp., Teletech Holdings, Inc. and Sykes Enterprises, Incorporated, and e-mail customer service companies such as Kana Communications Inc. and Brigade Solutions, Inc., who may use their existing relationships and capabilities to offer real-time sales and customer service applications.

We compete with other Internet portals and Web sites to attract Internet users, advertisers and sponsors. We also compete with traditional offline media, including print and television, for a share of advertising budgets. There is particularly intense competition based on price in the sale of advertising on the Internet which makes it difficult to project future advertising revenues. We currently receive all of our revenue from selling advertising space and sponsorships on our Web site.

Many of our competitors and potential competitors have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. As a result of their greater resources, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in consumer requirements and to develop and promote their services more effectively than we do. Although we believe that the Internet market will provide opportunities for more than one supplier of services similar to ours, it is possible that one or more of our competitors may dominate one or more market segments.

FAILURE TO ADD NEW ONLINE CORPORATE CLIENTS OR RETAIN EXISTING ONLINE CORPORATE CLIENTS MAY HAVE AN ADVERSE EFFECT ON OUR REVENUES

In the coming year, we expect that revenues associated with online corporate clients will be dependent on a limited number of clients, comprised primarily of major corporations with difficult-to-navigate Web sites. If we do not complete sales to a sufficient number of clients, our future revenues will be seriously harmed.

Most of our online corporate client contracts have a limited term following the implementation of our Webhelp Direct services. As a result, if we are unable to offer valuable services to our clients during the term of these contracts, or if our clients choose a competitor's service over our service, or if these clients decide to use their own proprietary technology to develop services similar to ours, these clients may not renew their contracts. If we do not obtain a sufficient number of contract renewals or if these renewal contracts are obtained on terms less favorable than the original contracts, our business could be seriously harmed.

WE MAY NOT BE ABLE TO DELIVER OR MEASURE THE DELIVERY OF ADVERTISEMENTS RELIABLY AND THEREFORE MAY NOT BE ABLE TO EARN OR TO RELIABLY CALCULATE ACCRUED ADVERTISING REVENUES

We currently rely on advertising as our largest source of revenue. We rely on a third-party, 24/7 Media, Inc., to sell and deliver advertising on our Web site. If 24/7 fails to sell sufficient advertising, fails to sell advertising at sufficient rates, or fails to deliver the advertisements as contracted for, due to reliability or performance problems, or if advertisements cannot be targeted as promised to advertisers, our revenues will decrease.

The process of reliably delivering and tracking advertising placement within Web sites is an increasingly important and complex task, and currently available software programs and other tracing methods are rapidly evolving. We rely on a third party to sell and manage our banner advertising. To the extent that we or they encounter system failures or material difficulties in the operation of our system, we could be unable to deliver banner advertisements and sponsorships through our Web site. Any extended failure of, or other material difficulties with, our advertising management system may require us to provide advertising free of charge. In addition, advertising clients may not advertise on our Web site or may pay less for advertising if they do not perceive our measurements of impressions and click-throughs to be accurate and reliable.

THE FAILURE OR INADEQUATE CAPACITY OF OUR SYSTEMS COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN ONLINE CORPORATE CLIENTS, INTERNET USERS AND ADVERTISERS

Our current revenue base is substantially dependent on attracting Internet users to our Web site and convincing them to continue to use our services. The quality of our services is critical to our reputation and to market acceptance of these services and, accordingly, to our ability to attract advertisers to our Web site and online corporate clients to our consumer service offerings. Any system failure that causes interruptions in the availability, or increases the response time, of our services could result in less traffic to our Web site and interruptions in our services to our online corporate clients. If these interruptions or increases in response time continue or are repeated, they could reduce the attractiveness of our services to advertisers, sponsors, e-commerce businesses and consumers.

An increase in the use of our services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure. This strain could lead to slower response time or system failures. We have experienced system interruptions in the past, including as a result of our failure to anticipate the level of usage of our services. Similar interruptions are expected to occur from time-to-time in the future.

Any substantial increase in traffic on our Web site will require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our Web site may cause unanticipated system disruptions and result in slower response times. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonable terms could have a negative impact on our revenues and profits.

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OUR SERVICES MAY BE ADVERSELY AFFECTED BY THE FAILURE OF THIRD-PARTY HARDWARE,
SOFTWARE AND SERVICES

The delivery of our services has been and may in the future be interrupted due to the failure of third-party providers of hardware, software, bandwidth and services. In addition, our success depends to a significant degree upon retaining our key relationships with our unrelated independent contractors, who employ and manage our trained Web Wizards who navigate the Internet for our users. These relationships are governed by short-term agreements. If these agreements were to be canceled or terminated and we were unable to replace or renew these agreements on satisfactory terms, our ability to service traffic to our Web site would be compromised. In addition, we will need to increase the number of Web Wizards as our business grows. Furthermore, since there is only one telecommunications provider in India, if the telecommunications links between our servers in the United States and one or more of our Web centers in India were severed or impaired, our operations could be severely disrupted. While we contract with a number of satellite providers to provide back-up support in the event of a telecommunications failure, we currently do not have sufficient back-up support to continue providing optimal services in the event of such a disruption and we would only be able to provide our services at a reduced level.

In addition, our registered users depend on Internet Service Providers, or ISPs, other online service providers and other Web site operators for access to our Web site. Each of these service providers has experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future due to system failures. In addition, our users have experienced difficulties due to browser and provider system failures unrelated to our systems and services. Users who browse the Internet using versions 3.0 or lower of Netscape or Internet Explorer may experience some degradation in our services.

We currently depend on a limited number of suppliers for certain key technologies used to operate and manage our Web site. We may not be able to expand our network infrastructure on a timely basis to meet increased demand and key technology suppliers may not continue to provide us with products and services that meet our requirements.

We rely on the servers of eGain Communications, Inc. to support our Web site. We have designed our technology so that a failure of individual servers will not impact our services. However, if all of eGain's servers were to fail, in the case of, for example, a power outage at eGain's site, whether caused by severe weather, fire or otherwise, our operations could be severely disrupted.

We are also dependent on hardware suppliers for prompt delivery, installation, repair and maintenance of servers and other equipment and services used to provide our services. Substantially all of our hardware operations are located at our computer facility in the Chicago, Illinois site of Exodus Communications, Inc. We back up our data daily at the Plymouth, Minnesota site of Onvoy, Inc. We also outsource a portion of our hardware operations to third parties. A system failure at any of our operations locations may harm the performance of our services. Our systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Despite the implementation of network security measures, our servers are also vulnerable to computer viruses and similar disruptive problems. Computer viruses or other problems caused by third parties could lead to interruptions, delays or halts in service. The occurrence of any of these risks could harm our business and could have a negative effect on our revenues and profits.

OUR INABILITY TO MAINTAIN HIGH USER TRAFFIC TO OUR WEB SITE WOULD NEGATIVELY AFFECT OUR ARRANGEMENTS WITH ADVERTISERS AND SPONSORS AND, THEREFORE, REDUCE OUR REVENUES

If we do not maintain high user traffic to our Web site, we may be required to provide advertisers and sponsors with free advertising space or reduce the fees they pay, thereby lowering our revenues. Our agreements with advertisers and sponsors often require that we achieve, and sometimes guarantee the achievement of, a minimum number of times that an advertisement is displayed or a minimum number of user requests for additional content made by clicking on the advertisement or promotional hyperlink. We may receive sponsorship fees as well as a portion of transaction revenues received by these third-party sponsors from Internet users originated through our Web site. If we fail to deliver these minimums, the sponsors typically either decrease the fees payable to us or we provide the sponsorship services to the sponsor free for a "make good" period.

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Sponsors may terminate their relationship with us if we are unable to meet the minimum use standards described above. Our contracts with sponsors typically have short terms and are terminable on relatively short notice. We may not be able to attract additional sponsors or renew existing sponsorship agreements if they terminate, which would decrease an important source of our future revenues. A termination would also waste resources and significant programming and design efforts that we may have dedicated to integrating sponsors' content with our services.

WE ARE RELYING ON A COSTLY BRAND DEVELOPMENT STRATEGY TO INCREASE REVENUES, AND THIS STRATEGY MAY NOT SUCCEED

Our future revenues will not grow unless we are able to develop the Webhelp brand. Promotion and enhancement of the Webhelp brand will depend largely on our ability to provide consistently high-quality services. We are pursuing an aggressive brand-enhancement strategy, which includes mass market and multimedia advertising, promotional programs and public relations activities. In pursuing this strategy, we will incur significant expenditures, including approximately $15 million in 2000 on these advertising and promotional programs and other activities. These expenditures may exceed any resulting increase in revenues. In addition, even if brand recognition increases, the number of new users of our services may not increase. Further, even if the number of new users increases, the amount of traffic on our Web site and the number of online corporate clients who use our customer relations solutions may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

THE LOSS OF MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS

Our success depends to a significant degree upon the contributions of our executive management team, particularly Kerry Adler, our President and Chief Executive Officer. We believe that their management and technological skills in establishing and maintaining multiple Web centers and establishing training programs for hundreds of Web Wizards in customer service would be difficult to replace. The loss of the services of Mr. Adler or other members of our executive management team could have a material adverse effect on our business, financial condition and results of operations. In addition, because we commenced operations in November 1999, our senior managers are still becoming integrated as a management team and may not work effectively as a team to successfully manage our business.

WE MAY NOT BE ABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL THAT WE NEED TO BE SUCCESSFUL

Given the rapid growth of our business, our success depends upon our ability to attract and retain highly qualified management, technical and sales and marketing personnel. There is intense competition among Internet companies for such personnel and the process of locating and hiring personnel with the combination of skills and attributes we require may be lengthy. Additionally, it is often more difficult to attract employees once a company's stock is publicly traded because the exercise price of equity awards such as stock options are generally based on the public market price, which is highly volatile in our industry. We may be unable to attract, integrate or retain other highly qualified employees in the future. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE NOT ABLE TO MANAGE EFFECTIVELY THE POTENTIAL GROWTH OF OUR BUSINESS WE MAY NOT BE ABLE TO MEET OUR REVENUE AND PROFITABILITY TARGETS

The growth of our business has resulted, and is expected in the future to result, in growth in the number of our employees and in increased responsibility for both existing and new management personnel. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage our growth effectively. To the extent we continue to grow and do not manage this expansion successfully, our ability to retain key personnel and our business, operating results and financial condition could be materially and adversely affected.

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WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN ORDER TO FUND OUR OPERATIONS, DEVELOP
NEW OR ENHANCED SERVICES AND RESPOND TO COMPETITIVE PRESSURES

We may need to raise additional funds through the public or private sale of our equity or debt securities or from other sources for the following purposes:

o      to fund our operations;

o      to develop new or enhanced services; or

o      to respond to competitive pressures.

We cannot assure you that additional funds will be available when we need them, or that if funds are available, they will be available on terms favorable to us or our stockholders. If we are not able to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may not be able to develop or enhance our services. A lack of sufficient funds could also prevent us from taking advantage of market opportunities or being able to respond to competitive pressures. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Our need to raise additional funds could also directly and adversely affect your investment in us in another way. When a company raises funds by issuing additional stock to new investors, the percentage ownership of the existing stockholders of that company is reduced. This is referred to as dilution. If we raise funds in the future by issuing additional stock, you may experience significant dilution. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock.

THE ACQUISITIONS AND INVESTMENTS THAT WE HAVE MADE AND MAY MAKE IN THE FUTURE MAY NOT BE SUCCESSFUL AND MAY CREATE UNANTICIPATED PROBLEMS FOR US

We have completed one acquisition of assets that complement our business. We are continually evaluating potential acquisitions of additional technologies and assets, as well as selected businesses. We may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or to complete any desired acquisitions. In addition, we may not be able to successfully integrate any or all of the businesses we acquire into our operations. In connection with future acquisitions, we may have to:

o issue equity securities, which would dilute the ownership interest of all our stockholders; or

o      incur additional debt.

Acquisitions involve numerous additional risks, including difficulties in the integration of the operations, services, products and personnel of the acquired business. Our systems, procedures or controls may not be able to support increased operations resulting from acquisitions. Acquisitions also divert management's attention from other business objectives. We also encounter risks by entering markets in which we have little or no experience. Problems with an acquired business could impair our performance. We may make investments in companies involved in the development of technologies or services that are complementary or related to our operations in the future. We cannot assure you that any investments in these companies will result in any return, nor can there be any assurance as to the timing of any return.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION AND OUR REVENUES FROM SUCH EXPANSION MAY BE LOWER THAN EXPECTED

To increase revenues, we plan to expand internationally through joint ventures providing our services in languages other than English and through international marketing. We believe this expansion is important to our ability to continue to grow and market our services. In marketing our services internationally, however, our operating costs will increase and we will face new competitors. In addition, our ability to enter international markets will be dependent upon our ability to create localized versions of our services. We cannot assure you that we will be

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successful in creating versions of our services for international markets, marketing or distributing our services abroad, or if we are successful, that our international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, we have limited experience in marketing and distributing our services internationally.

In addition, we cannot assure you that we will be able to negotiate acceptable partnership or joint venture arrangements, that these arrangements will be successful or that potential partners will not pursue alternative means of providing real-time human-assisted Internet services. Although we believe that the other parties to our joint ventures generally have an economic motivation to perform their contractual responsibilities, their devotion of resources to these activities will be beyond our control. Depending on our obligations in these joint ventures, the termination or cancellation of these arrangements could also adversely affect our financial condition and results of operations.

In addition to the uncertainty as to our ability to establish an international presence profitably, there are difficulties and risks inherent in doing business on an international level, such as:

o compliance with regulatory requirements and changes in those requirements;

o      trade barriers;

o      protection of intellectual property rights;

o      difficulties in staffing and managing international operations;

o      longer payment cycles;

o      problems in collecting accounts receivable;

o      political instability;

o      fluctuations in currency exchange rates; and

o      potentially adverse tax consequences.

We cannot assure you that one or more of these factors will not have a material adverse effect on any international operations established by us and, consequently, on our business, results of operations and financial condition.

MANY OF OUR WEB WIZARDS ARE LOCATED IN INDIA

Our offering of real-time, human-assisted search services is highly dependent on our Web Wizards. Many of our Web Wizards are currently located in India, in part in order to reduce our operating costs. Our ability to service traffic to our Web site may be affected by changes in Indian government policy, taxation, social and ethnic instability and other political, economic or other developments in or affecting India.

Since achieving independence in 1947, India has had a mixed economy with a large public sector and an extensively regulated private sector. Indian central and state governments have in the past, among other things:

o      imposed controls on prices of a broad range of goods and services;

o restricted the ability of private sector enterprises to expand capacity, reduce production or employment, or enter new businesses; and

o      allocated raw materials and foreign exchange.

During the past decade, and especially since 1991, the central government has significantly relaxed restrictions on the private sector. Nonetheless, the role of the Indian central and state governments in the Indian economy, as producers, consumers and regulators, remains significant in ways which directly affect our ability to rely on Web Wizards based in India. We cannot assure you that the economic liberalization policies of recent governments will be continued or that changes in Indian government policies or future developments in the Indian economy may not adversely affect our operations. If they were not continued, our operating expenses could increase or we could be unable to continue to operate in India at all.

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ECONOMIC SANCTIONS IMPOSED ON INDIA BY THE UNITED STATES COULD RESTRICT OUR
INDIAN WEB CENTER'S ACCESS TO TECHNOLOGY AND LIMIT OUR ABILITY TO RELY ON WEB WIZARDS IN INDIA

In May 1998, the United States imposed economic sanctions against India in response to India's testing of nuclear devices. Since then, the United States has waived some of these sanctions after discussions with the government of India. The economic sanctions imposed on India to date have not had a material impact on our use of our Web Wizards. However, these sanctions, or additional sanctions, could restrict our access to technology that is required to construct and operate our Web centers. We cannot assure you that any of these sanctions will continue to be waived, that additional economic sanctions of this nature will not be imposed, or that these sanctions or any additional sanctions that are imposed will not have a material adverse effect on our business.

WE COULD INCUR SIGNIFICANT WITHHOLDING TAXES AND EMPLOYEE BENEFIT EXPENSES IF OUR WEB WIZARDS WERE DEEMED TO BE OUR EMPLOYEES RATHER THAN EMPLOYEES OF OUR INDEPENDENT CONTRACTORS

The outsourced service providers that employ Web Wizards act as our independent contractors. One or more jurisdictions or taxing authorities, including the Internal Revenue Service, could seek to treat the Web Wizards as our employees rather than employees of these independent contractors. As a result, they may seek to impose taxes, interest and penalties on us. In addition, employees are generally entitled to healthcare and other benefits that are typically unavailable to employees of independent contractors. Because we believe that the Web Wizards are not our employees, we would vigorously oppose any claim to the contrary. However, our efforts to do so might not be successful. Our business, results of operations and financial condition would be materially adversely affected if these claims are made and we do not prevail or if we are required to treat the Web Wizards as employees for tax or employee benefit purposes or otherwise.

WE MAY NOT BE ABLE TO ADAPT TO TECHNOLOGICAL CHANGE AND TO DEVELOP NEW SERVICES TO REMAIN COMPETITIVE

The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. Our users and online corporate clients will expect us to be on the cutting edge of these developments. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new competitive Internet products in the near future. Therefore, to be successful in attracting and maintaining users of our Web site, we must continually improve the performance, features and reliability of our search and other services. A key element of our business strategy is the development, introduction and integration of new services that capitalize on the increasing use of the Internet. We cannot assure you that we will be successful in developing or integrating these services, that they will meet with market acceptance or that our investments in these services will be recovered. In addition, the technology for our services may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence in our services and a reduction in the use of our services.

WE ARE DEPENDENT ON OUR INTELLECTUAL PROPERTY AND OUR METHODS OF PROTECTING OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE

Our success depends significantly upon our proprietary technology. We currently rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We have filed a provisional application for a patent in the United States relating to certain aspects of our system architecture and interface, and we are filing applications for registration of certain trademarks. We will continue to evaluate the possibility of filing additional applications for patents, service marks and trademarks, as appropriate. Other parties may challenge our patent application or any patent that may issue from the application or our trademarks. If challenges are brought or if the U.S. Patent and Trademark Office disallows our applications, the patent or trademark registrations may not be granted or, if granted, may be expunged. Also, we cannot assure you that we will develop additional proprietary services or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on our ability to do business. We generally enter into confidentiality agreements with our employees, consultants and partners. In addition, we have certain security procedures to protect our trade secrets and know-how. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information

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that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. We do not currently have any patents or patent applications pending in any country outside of the United States. Our means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar technology, duplicate our services or design around our intellectual property rights.

WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION WHICH COULD IMPAIR OUR ABILITY TO CONDUCT OUR BUSINESS

There has been substantial litigation in the software and Internet industries regarding intellectual property rights. We or our licensors may become involved in claims and counterclaims with third parties regarding infringement with respect to current or future products or trademarks or other proprietary rights. Any infringement or other claims or counterclaims could impair our business because they could:

o      be time-consuming;

o      result in costly litigation;

o divert management's attention from the effective operation of our business;

o      cause service delays; or

o require us to redesign our services or require us to enter into royalty or licensing agreements which may not be available on terms acceptable to us, or at all.

                     RISKS RELATED TO THE INTERNET INDUSTRY

OUR PERFORMANCE WILL DEPEND ON THE GROWTH AND COMMERCIAL ACCEPTANCE OF THE INTERNET

Our future success will depend substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. If the Internet does not become a viable and substantial commercial medium, our business, operating results and financial condition will be materially adversely affected. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. There have been regular failures in the Internet infrastructure, and there are likely to be more in the future, which may undermine our potential clients' confidence in the Internet as a viable commercial medium. Critical issues concerning the commercial use of the Internet, like security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability if there are delays in the development or adoption of new standards and protocols to handle increased activity or if there is increased government regulation and taxation of Internet commerce.

WE MAY NOT BE ABLE TO MAINTAIN ADVERTISING REVENUES IF THE INTERNET IS NOT ADOPTED AS AN ADVERTISING MEDIUM

We expect to earn a significant portion of our revenues by selling advertisements on our Web site. For the period from our inception, May 27, 1999, to December 31, 1999, advertising revenues represented all of our revenues. We will not be able to sustain or increase our advertising revenues if the Internet does not develop into an attractive and sustainable advertising medium. For example, Internet users may purchase "filter" software programs that limit or remove advertising from the user's browser display. The widespread adoption of this software could negatively impact the use of advertising on the Web. It is also difficult to predict which method of pricing will be adopted by the industry or advertisers. For example, our advertising revenues could decrease if advertising rates are based on the number of users who access the advertiser's Web site from our Web site or seek additional information about a product or service by "clicking" on the advertisement, rather than rates being based solely on the number of times an advertisement is displayed. In order to maintain and increase advertising revenues, we must develop a large base of registered users with demographic characteristics attractive to advertisers. If we are unable to attract Internet users to our Web site, advertising revenues could be impaired, advertisers and sponsors may terminate their

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agreements with us, advertisers may not be willing to pay as much as they currently pay to appear on our Web site and we may be required to supply our services to advertisers for free.

SECURITY CONCERNS COULD HINDER E-COMMERCE TRANSACTIONS CONDUCTED OVER THE
INTERNET

The need to transmit confidential information securely over the Internet has been a significant barrier to conducting commercial transactions over the Internet and communicating over the Web. Any well-publicized compromise of security could deter some consumers from using the Web or from using it to conduct transactions that involve transmitting confidential information, like stock trades or purchases of goods or services. Because much of our business strategy involves consumers' use of the Web to purchase goods or services, our business could be adversely affected by security violations by us or our commerce partners.

We may also incur significant costs to protect against the threat of security violations or to alleviate problems caused by these violations. These violations could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for these orders has been authorized by the associated financial institution.

WE ARE SUBJECT TO CONCERNS REGARDING PRIVACY OF PERSONAL INFORMATION ABOUT THE USERS OF OUR SERVICES

We maintain a privacy policy that is displayed on our Web site. Our policy is not to disclose willfully any individually identifiable information about any user of our services to a third party without the user's consent. This information may include personal identification information, demographic profile data, user preferences, Web site behavioral data and chat transcripts. Our policy and user choices regarding the dissemination of personal information collected on our Web site are accessible to users of our personalized services when they initially register. In addition, the Federal Trade Commission and several states have been investigating some Internet companies regarding their use of personal information. We could incur additional expenses and reduced revenues if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. In addition, if third persons were able to penetrate our network security or otherwise misappropriate users' personal information, we could be subject to costly liability claims. These could include claims for unauthorized purchases, impersonation or other similar fraud claims, as well as claims for other misuses of personal information, such as for unauthorized marketing purposes.

WE DEPEND ON THIRD-PARTY CONTENT

Our Internet search service is designed to directly link our users to a page within a third-party's Web site that presents the answer to a question asked. However, when we attempt to direct users to a page within these Web sites, some companies have automatically redirected our users to their home page. If companies prevent us from directly linking our users to a particular page within a third-party Web site, and if there are no comparable alternative Web sites to which we can direct our users, the utility and attractiveness of our services to Internet users may be reduced. If this occurs, traffic on our Web site could significantly decrease, which would seriously harm our business. In addition, we have little control over the content contained on these third-party Web sites. If these third-party Web sites do not contain high-quality, up-to-date and useful information to the user, the utility of our service to the user will be reduced, which could seriously harm our business.

WE MAY BE LIABLE FOR CONTENT RETRIEVED FROM THE INTERNET

We could be exposed to liability with respect to the selection of third-party Web sites that may be accessible through our Web site. These claims might include, among others, that by linking to Web sites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by these third-party Web sites. Because material may be downloaded by the online or Internet services operated or facilitated by us or the Internet access providers with which we have relationships, and may be subsequently distributed to others, it is also possible that claims will be made against us on the basis of defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. These claims could be based on us providing access to obscene or indecent content. Implementing measures to reduce our exposure to this liability may require substantial resources and may limit the attractiveness of our services to Internet users.

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Although we carry general liability insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all types of liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could impair our business.

GOVERNMENT REGULATION OF THE INTERNET AND LEGAL UNCERTAINTIES CAUSED THEREBY COULD IMPAIR OUR BUSINESS

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, including as they apply to access to, or commerce on, the Web. The adoption of such laws or regulations could increase our cost of doing business and may decrease the growth of the Web and the demand for our services. Due to the increasing popularity and use of the Web, it is likely that laws and regulations may be adopted with respect to issues such as the protection of databases, user privacy, consumer protection, copyrights, pricing and characteristics and quality of products and services. It is not possible to fully determine the impact of this legislation, which could subject us and/or our online corporate clients or their customers to potential liability, which could have a material adverse effect on our business, results of operations and financial position.

Due to the global nature of the Internet, it is possible that, although transmission of our services originates from our operations centers in Toronto, Ontario, Minot, North Dakota, Plymouth, Minnesota, Chicago, Illinois and India, the governments of other states and foreign countries may attempt to regulate our transmissions or to prosecute us for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. Although we intend to comply with local law, we may violate these laws unintentionally and these laws may be modified, or new laws enacted, in the future. It is also possible that states or foreign countries may seek to impose sales taxes on out-of-state companies that engage in commerce over the Internet. In the event that states or foreign countries succeed in imposing sales or other taxes on Internet commerce, the growth of the use of the Internet for commerce could slow substantially, thereby causing a negative effect on our business and profitability.

Several states have proposed legislation that would govern the collection and use of information gathered from Internet users. As we and some of our online corporate clients aggregate this data, any legislation of this type could restrict these activities. In addition, consumers who have privacy concerns may avoid Web sites that collect information from their users.

Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on e-commerce, where those taxes are multiple or discriminatory, and on Internet access, unless those taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of these taxes could adversely affect our ability to become profitable.

Several telecommunications carriers are advocating that the United States Federal Communications Commission regulate the Internet in the same manner as it does other telecommunications services by imposing access fees on Internet service providers. These regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services.

In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. Most of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

                          RISKS RELATED TO THE OFFERING

OUR STOCK PRICE MAY BE SUBJECT TO VOLATILITY RELATED TO THE INTERNET INDUSTRY REGARDLESS OF OUR PERFORMANCE

The stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of Internet-related companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Additionally, fluctuations in the market price of our common stock could result in stockholder lawsuits, which potentially could impair our business.

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY

Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet users, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it is unlikely that our actual results will meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall. In addition, our potential inability to keep short-term expense levels in line with revenues could adversely affect our financial results for any given quarter. It is possible that in some future quarter our operating results may be below the expectations of analysts and investors which could reduce the price of our common stock.

OUR OPERATING RESULTS CAN BE AFFECTED BY SEASONALITY, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

We expect to experience seasonality in our business. Historically, Internet users have made a smaller number of visits to the Web sites of our competitors during the summer and the year-end vacation and holiday periods when Web usage typically declines. As a result, our quarterly revenues may fluctuate, adversely affecting our market price.

AFTER THE OFFERING, THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market after the offering or the perception that those sales could occur could adversely affect the market price of the common stock and our ability to raise equity capital in the future. Upon completion of the offering, we will have outstanding shares of common stock, assuming no exercise of outstanding options. Of these shares, the shares sold in the offering will be tradable without restriction or limitation under the Securities Act of 1933, except for any shares purchased by our "affiliates." The remaining shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The holders of substantially all of such shares have agreed, until at least 180 days after the date of this prospectus, not to sell or otherwise dispose of such shares, without the prior written consent of the representatives of the underwriters. After that date, such shares may be sold subject to the limitations of Rule 144. Pursuant to an amended and restated investor rights agreement dated as of December 31, 1999, eliance, Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P., Insight Capital Partners (Co-Invest) III, L.P., CIBC WMC Inc., Kerry Adler, Laura Hantho, Hugh Cumming, Dan Walter and another common stockholder have the ability to demand registration under the Securities Act of all or a portion of our common stock owned by them when we are eligible to use an S-3 short-form registration, which will not be earlier than one year after the
date of this offering. In addition,           shares of common stock are
reserved for issuance under our 1999 Long Term Incentive Plan. We intend to file a registration statement covering the issuance of these shares promptly following the offering. As a result, shares issuable upon the exercise of these options will be freely tradeable unless held by one of our affiliates.

CONCENTRATED OWNERSHIP MAY DISCOURAGE BIDS TO PURCHASE OUR COMMON STOCK

Our existing stockholders will, in the aggregate, beneficially own approximately % of our outstanding shares of common stock after the offering. As a result, these stockholders, acting together, would be able to control many matters requiring approval by our stockholders, including the election of directors, and bids to purchase any shares of our common stock you purchase may be delayed or prevented.

PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS COULD DISCOURAGE OR DELAY OFFERS TO PURCHASE OUR COMMON STOCK

Our certificate of incorporation and by-laws contain certain provisions that could discourage or delay an acquisition of our common stock, even though you may want the acquisition to occur. In addition, provisions of Delaware law, our 1999 Long Term Incentive Plan and some of our executive officer's employment agreements may have the same effect.

PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK

We have applied for listing of our common stock on the Nasdaq National Market under the symbol "WHLP" and intend to apply for listing of our common stock on The Toronto Stock Exchange under the symbol "WHP". Prior to the offering, there has been no market for our common stock and we cannot assure that an active public market will develop or continue after the offering. The initial public offering price will be determined by negotiations between us and the underwriters. The negotiated initial public offering price may not be indicative of the market price for our common stock after the offering.

PURCHASERS OF OUR COMMON STOCK IN THE OFFERING WILL HAVE THE PRO FORMA TANGIBLE BOOK VALUE PER SHARE OF THEIR COMMON STOCK IMMEDIATELY AND SUBSTANTIALLY DILUTED

If the shares of our common stock offered are sold at a price of $    per share,
the purchasers will experience immediate dilution in pro forma net tangible book
value per share of our common stock of $     from the initial public offering
price per share.

WE DO NOT PAY, NOR DO WE ANTICIPATE PAYING, ANY DIVIDENDS

We do not currently pay dividends and we do not anticipate paying any dividends in the foreseeable future. The terms of any future debt financings may restrict the payment of dividends.

YOU MAY NOT BE ABLE TO OBTAIN ENFORCEMENT OF CIVIL LIABILITIES AGAINST US OUTSIDE THE UNITED STATES

Our principal office and many of our assets are located in Canada. In addition, some of the members of our board of directors, a majority of our officers and certain experts named in this prospectus are residents of Canada. As a result, it may be impossible for you to effect service of process within the United States upon these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or those persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States, or would enforce, in original actions, liabilities against us or those persons predicated upon the United States federal securities laws or any such state securities or blue sky laws. No treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgements.

                           FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following: use of proceeds; projected increases in sales and marketing, research and development and capital expenditures; liquidity; our planned international expansion; our strategy of enhancing our current products and services and expanding into new products and services; our efforts to increase brand awareness; our development of strategic relationships; and our strategy to encourage widespread adoption of our services and to make the Webhelp solution a preferred customer relationship management platform.

We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

In addition, this prospectus includes data relating to the Internet industry, e-commerce and the Internet-based search engine market. Some of this data was obtained from industry publications and reports, such as reports by International Data Corporation, Jupiter Communications and Forrester Research, Inc. These reports assume certain events, trends and activities will occur and they project information based on those assumptions. We have not independently verified this data.

We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we
are offering will be approximately $       . If the underwriters fully exercise
the over-allotment option, the net proceeds of the shares we sell will be $    .
"Net proceeds" is what we expect to receive after paying the underwriting discount and commissions and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be
$     per share.

We will use approximately $      of the net proceeds to expand our marketing and
brand-building efforts and to expand and build Web centers. We will use the balance of the net proceeds for general corporate purposes, including working capital.

The nature and timing of these expenditures is subject to our discretion and is not currently committed to specific programs.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock or other securities. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth the following information as of December 31, 1999:

o      our actual capitalization;

o our pro forma capitalization after giving effect to the conversion of all the outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

o our as adjusted capitalization after giving effect to the pro forma adjustments described above and after giving effect to the sale of the shares of common stock that we are offering under this prospectus at an initial public offering price of $ per share, after deducting the underwriting discount and commissions and estimated offering expenses.

                                                                                            DECEMBER 31, 1999
                                                                                --------------------------------------
                                                                                ACTUAL       PRO FORMA     AS ADJUSTED
                                                                                ------       ---------     -----------
Stockholders' equity:

   Convertible preferred stock, $0.01 par value; 20,000,000 shares authorized; issuable in series

   Series A convertible preferred stock, $0.01 par value; 15,000,000 shares designated, issued and outstanding;
     aggregate liquidation preference of $19,200,000; .....................   $    150,000    $       --      $       --
     no shares issued and outstanding in pro forma

   Series B convertible preferred stock, $0.01 par value; 3,671,329 shares designated, issued and outstanding;
     aggregate liquidation preference of $72,435,321; .....................         36,713            --              --
     no shares issued and outstanding in pro forma

   Common stock, $0.01 par value; 65,000,000 shares authorized
     31,276,224 shares issued and outstanding; ............................         87,415            --
     49,947,553 shares issued and outstanding in pro forma; ...............                      274,128
                shares issued and outstanding in pro forma as adjusted;....                           --

   Additional paid-in capital .............................................     42,067,473      42,067,473
   Deficit accumulated during the development stage .......................    (14,905,987)    (14,905,987)
                                                                              ------------    ------------    ------------
     Total stockholders' equity ...........................................     27,435,614      27,435,614
                                                                              ------------    ------------    ------------

     Total capitalization .................................................   $ 27,435,614    $ 27,435,614    $
                                                                              ============    ============    ============

                                    DILUTION

Our pro forma net tangible book value as of December 31, 1999 was approximately $26.9 million, or $0.54 per share. "Pro forma net tangible book value per share" represents the amount of our total tangible assets reduced by the amount of the total liabilities and divided by the number of shares outstanding, after giving effect to the conversion of all of our outstanding preferred stock into common stock.

After giving effect to adjustments relating to the offering, our pro forma
net tangible book value as of December 31, 1999 would have been $    million
or $     per share. The adjustments made to determine pro forma net tangible book value per share after the offering are the following:

o an increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that the public offering
       price will be $     per share); and

o the addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates, as of December 31, 1999, the increase in pro forma net tangible book value of $ per share and the dilution (the difference between the offering price per share and the pro forma net tangible book value per share) to new investors:

        Assumed public offering price per share.........................................                   $
                                                                                                            ---------
        Pro forma net tangible book value per share as of December 31, 1999.............     $
                                                                                              ---------
        Increase in pro forma net tangible book value per share attributable                  ---------
           to the offering..............................................................

        Pro forma net tangible book value per share after the offering..................                    ---------

        Dilution per share to new investors.............................................                   $
                                                                                                            =========

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share. The table assumes that the public offering price will be $ per share.

                                       SHARES PURCHASED               TOTAL CONSIDERATION
                                   -----------------------         -----------------------      AVERAGE PRICE
                                   NUMBER          PERCENT         AMOUNT          PERCENT        PER SHARE
                                   ------          -------         ------          -------      -------------
Existing stockholders.......     49,947,553              %                                  %
New investors...............                             %                                  %
                                 ----------         -----          -------             -----
Total                                               100.0%                             100.0%
                                 ==========         =====          =======             =====

The foregoing calculations:

o      do not include       shares issuable upon exercise of options outstanding
       as of the date of this prospectus; and

o      assume no exercise of the underwriters' over-allotment option.

To the extent outstanding options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

This section presents our selected historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the statement of operations data for the year ended December 31, 1999 and balance sheet data as of December 31, 1999 from the audited financial statements in this prospectus. Those financial statements were audited by Ernst & Young LLP, our independent auditors.

The pro forma information included in the statement of operations data gives effect to the issuance of shares of common stock upon the conversion of all of our outstanding preferred shares upon the closing of this offering. The pro forma and as adjusted data have not been audited.

                                                                                FOR THE PERIOD
                                                                                MAY 27, 1999, TO
                                                                                DECEMBER 31, 1999
                                                                                -----------------
STATEMENT OF OPERATIONS DATA:
Revenue ......................................................................   $     29,857
Cost of revenue ..............................................................        844,916
                                                                                 ------------
Gross profit (loss) ..........................................................       (815,059)
                                                                                 ------------
Operating expenses:

     Sales and marketing .....................................................        654,124
     General and administrative ..............................................      3,110,672
     Product development .....................................................        180,638
     Amortization of other intangibles .......................................         48,063
     Depreciation of fixed assets ............................................         67,278
                                                                                 ------------
Total operating expenses .....................................................      4,060,775
                                                                                 ------------
Operating loss ...............................................................     (4,875,834)
                                                                                 ------------
Interest expense, net ........................................................         30,153
                                                                                 ------------
Net loss and comprehensive loss for the period and deficit, end of period ....   $ (4,905,987)
                                                                                 ============
Net loss per share, basic, diluted and pro forma .............................   $      (0.20)
                                                                                 ============
Weighted average number of shares outstanding
used to compute basic and diluted net loss per share .........................     24,095,508

Weighted average number of shares outstanding
used to compute pro forma basic and diluted net loss per share ...............     24,317,751


                                                                        AS AT DECEMBER 31, 1999
                                                           -----------------------------------------------------
                                                           ACTUAL               PRO FORMA            AS ADJUSTED
                                                           ------               ---------            -----------
BALANCE SHEET DATA:
Cash and cash equivalents.............................$    21,178,857        $   21,178,857        $
Working capital.......................................     24,498,610            24,498,610
Total assets..........................................     29,187,230            29,187,230
Total stockholders' equity............................     27,435,614            27,435,614

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THIS DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS.

OVERVIEW

We are the most widely used provider of real-time human-assisted Internet services. Our services enable businesses and individuals to more effectively use the Internet to conduct e-commerce and locate content. We were incorporated on May 27, 1999 and until November 30, 1999, when we launched our Web site, were primarily engaged in developing and implementing our business plan. We raised capital, invested in product development efforts, contracted with outsourced service providers for our Web centers, signed on content providers for our Web site and initiated marketing activities. Since launching our Web site, we have focused on recruiting people, developing brand awareness through online and traditional advertising campaigns and aggressively growing sales from banner advertising on our Web site. The financial statements included in this registration statement, and the commentary included in this Management's Discussion and Analysis, cover the period from May 27, 1999 to December 31, 1999, our inception period. Because we generated revenue only during the month of December 1999, no comparisons have been provided to prior years and prior quarters.

Revenues during our inception period consisted entirely of advertising revenues, and those revenues were derived entirely through our third party advertising manager, 24/7 Media. In November 1999, we signed an exclusive agreement with 24/7 Media whereby we deliver impressions (for example, banner ads, page sponsorships, buttons) to users of our consumer portal over a specified period of time for a specified fee. We recognized these revenues based on actual impressions delivered.

Commencing in fiscal year 2000, we expect to earn revenues from additional services offered to online corporate clients and individual users. Generating revenue from multiple revenue streams is an important strategy for us.

We provide corporate clients with private branded online customer sales and support services on their Web sites. We expect this to represent a significant proportion of our revenue stream going forward. We will recognize this revenue on a per user or per engagement basis. We are also in discussions with a number of membership organizations to offer our services to their members in return for a subscription fee or a per engagement fee.

Following the launch of our Web site, we offered registered users a free trial period in which we provided them with real-time assistance in processing queries in our consumer portal. During the second quarter of 2000, we will introduce our premium service to registered users whereby they will be able to access a premium offering for a set fee.

We are also currently developing relationships with several e-commerce companies to provide their customers with assistance in processing and completing transactions online. Because the pricing structure will be based on a per transaction engagement fee, we will recognize revenue upon completion of each transaction.

Cost of revenues consist primarily of fees paid to third-party outsourced service providers who enable us to provide Internet users with real-time, human-assisted searches. These third parties provide us with Web centers on a variable cost basis, subject to a specified minimum cost. We currently have exclusive, renewable contracts with three outsourced service providers in India. We also have a contract with an outsourced service provider in the United States which will expire on May 31, 2000. We are currently considering whether to negotiate an extension of this contract. As of December 31, 1999, we engaged more than 600 Web Wizards at our Web centers and expect to grow this number substantially over the next 12 months. We plan on expanding our outsourced operations by growing our Web center facilities in India, and are in negotiations with additional outsourced service providers to enable this growth.

Cost of revenues also included Web hosting costs and payments to providers of content on our Web site.

Since our inception in May 1999, we have experienced operating losses and negative cash flows. As of December 31, 1999, we had an accumulated deficit of $14.9 million. Included in this amount is $10.0 million relating to the repurchase of our common stock during this period. The profit potential of our business is unproven, and our limited operating history makes an evaluation of our company and our prospects difficult. We may not generate revenue sufficient to achieve profitability or, if we achieve profitability, we may not be able to sustain profitability.

RESULTS OF OPERATIONS DURING THE INCEPTION PERIOD

REVENUES. Revenues for the one month from the launch of the Company's Web site until December 31, 1999 totaled $30,000, and consisted entirely of banner advertising revenues derived entirely through 24/7 Media. We did not enter into any barter transactions during the period.

COST OF REVENUES. Cost of revenues of $845,000 consisted primarily of third-party outsourced service provider costs of $743,000 associated with providing us with Web Wizards, personnel and Web centers. Web hosting expenses were $76,000 and expenses related to the provision of content on our Web site was $26,000.

Because we are providing our premium service for free to registered users for an initial four-month trial period which is scheduled to end in April 2000, there were no revenues related to these costs during the inception period.

SALES AND MARKETING. Sales and marketing expenses totaled $654,000 and consisted primarily of advertising, public relations and promotional expenses of $614,000, as well as salaries, commissions and related personnel expenses. Advertising included $410,000 spent on online advertising and $204,000 spent on offline media. As of December 31, 1999, we had four full-time sales employees. These costs are expected to increase significantly in future months as we grow our business and build our brand awareness. In addition, we intend to build a sales force for each of our markets, including business-to-business and limited parts of our business-to-consumer market. It is currently our intention to rely on a third party advertising manager to sell our online advertising to advertisers.

GENERAL AND ADMINISTRATIVE. General and administrative expenses totalled $3.1 million. Of this amount, $2.6 million represented a charge to current period expenses for a reimbursement of expenses incurred by eliance on our behalf and a release from prior obligations with eliance. Also included in this amount is $272,000 for compensation and related personnel costs and $239,000 for other general corporate costs, including travel, accounting and finance, rent and legal and professional fees. These costs will increase as personnel are added to manage our growth. In addition, we expect to begin incurring costs related to being a public entity, including directors' and officers' liability insurance, investor relations and other professional fees.

PRODUCT DEVELOPMENT EXPENSES. Product development expenses of $181,000 consisted primarily of consulting fees related to the design, development, testing and enhancement of our technology and our Web site. We expect that these expenses will increase as we continue to invest in our technology and our Web site.

DEPRECIATION AND AMORTIZATION. We recorded depreciation and amortization of $115,000 for the month of December 1999, representing amortization of fixed assets and amortization of the intangible assets.

INTEREST. We incurred $40,000 in interest on our $2.0 million bridge loan financing. The bridge note was cancelled as part of a December 29, 1999 private placement (see Liquidity and Capital Resources below). We also earned $10,000 of interest income on cash balances.

INCOME TAXES. There was no provision for federal income, state or provincial taxes for the period ended December 31, 1999 due to our operating losses.

STOCK COMPENSATION. On January 28, 2000, our stockholders approved the 1999 Long Term Incentive Plan for directors, officers, employees and other parties (see "Management - Long Term Incentive Plan"). Commencing with fiscal 2000, we expect to record deferred compensation expense in connection with stock options granted with exercise prices lower than the deemed fair market value of our common shares. Deferred compensation will be amortized over the three year period in which the options vest.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily through two private equity placements and a $2.0 million bridge note from a significant shareholder. As of December 31, 1999, we had issued $42.2 million of equity securities in three transactions in consideration for $33.3 million in cash, the cancellation of the $2.0 million bridge note, a $2.6 million stock subscription receivable and $4.3 million in assets. Pursuant to a binding letter of intent dated November 26, 1999, on December 29, 1999, we issued 15 million shares of Series A Preferred stock for consideration of $3.4 million in cash, a $2.6 million stock subscription receivable and the cancellation of the $2.0 million bridge note. On December 31, 1999, we issued 3,671,329 shares of Series B convertible preferred stock to one institutional investor for consideration of $30.0 million in cash. We used $10.0 million of the proceeds to repurchase 1,223,776, or approximately 5%, of our founders' shares of common stock. Subsequent to year end, we collected the stock subscription receivable.

Net cash provided by operating activities was $322,000 for the inception period. This consisted of operating losses of $4.9 million offset by $2.7 million of non-cash items and a decrease in working capital of $2.5 million. For the foreseeable future, we expect cash flow from operations to be negative. Net cash used in investing activities of $4.4 million related primarily to the purchase of assets from eliance in December 1999. During the period, we acquired certain assets of eliance in exchange for $4.3 million in cash and 8,500,000 shares of common stock. These assets included certain fixed assets, certain intangibles such as licenses, trademarks and trade names, other intangibles, prepaid expenses and one month of an Internet services agreement. As described above, $2.6 million of the consideration was charged to current period expenses, to reflect the expenses incurred by eliance on our behalf and a release from prior obligations with eliance.

Cash and cash equivalents are primarily held in cash and debt securities with major financial institutions, bearing interest at rates approximating 2% to 4% per annum. Cash is held primarily in United States dollars, as revenues and most expenses, with the exception of certain salaries and rent payable in Canadian dollars, are denominated in United States dollars. Our exposure to market risk is principally confined to our cash and cash equivalents, and as such, we do not consider this risk to be material.

We have no material capital commitments or obligations other than operating leases as described in Note 9 to the consolidated financial statements.

Our capital requirements depend on numerous factors, including market acceptance of our search products, future investments in our Web site content and development, marketing and selling efforts, brand promotion, hardware and software investments to increase capacity and other factors. Expenditures incurred in the month of December are expected to increase in future months concurrent with the expected growth of operations. Additionally, we will continue to evaluate possible investments in businesses and technologies, and plan to expand our sales and marketing programs and conduct more aggressive brand promotions.

Our ability to generate significant revenue is uncertain. We generated a loss of $4.9 million during the inception period and had a deficit of $14.9 million as at December 31, 1999. We expect losses from operations and negative cash flow to continue for the foreseeable future as a result of our expansion plans and our expectation that operating expenses, particularly sales and marketing expenses, will increase significantly over the next 24 months. However, we believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 24 months.

NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" and SFAS No. 137 "DEFERRAL OF EFFECTIVE DATE FOR SFAS NO. 133" which are effective for fiscal years beginning after June 15, 2000. Management has not yet determined the impact of these new standards on our consolidated financial position or results of operations.

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YEAR 2000

We have not experienced any problems with our computer systems relating to these systems being unable to recognize appropriate dates related to the year 2000. We are also not aware of any material problems with our clients or vendors. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any Year 2000 issues.

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


                                    BUSINESS

OVERVIEW

We currently are the most widely used provider of real-time human-assisted Internet services. Our services enable businesses and individuals to more effectively use the Internet to conduct e-commerce and locate content. Our human search experts, Web Wizards, introduce the human element into the Internet by interacting in real-time and on a one-on-one basis via text chat with Internet users. Through Webhelp Direct, our Web Wizards help online corporate clients' customers by providing online support to navigate our clients' Web sites to find products and services, answer questions and complete online transactions. For individual Internet users, our Web Wizards respond to their questions and help them find relevant products, services and content. The key elements of our strategy are to continue to build the Webhelp brand, increase the number of major corporations that use our services, increase the understanding of customer interests, further enhance and develop our human interactive Web services, cultivate multiple revenue streams and pursue strategic acquisitions and alliances.

Our technology combines proprietary and licensed software creating an integrated platform of search and chat technologies. This robust and scalable solution provides a single platform which supports both our corporate clients and our consumer portal. We currently engage over 600 Web Wizards through four outsourced service providers located in India and the United States. We believe that the combination of our technology solution and our operational model allows us to provide online corporate clients with increased e-commerce revenues, improved consumer satisfaction and retention and reduced customer support costs. This same combination can provide the users of our consumer portal with a high-quality, affordable, intuitive and effective search service which expands on the benefits of the Internet.

We launched our consumer portal on November 30, 1999. Between the launch and February 29, 2000, our visits per week increased from approximately 519,000 to over 2 million for a total of over 20 million visits during that three-month period. During the same period over 900,000 unique Internet users registered for our services including more than 80,000 in the last week. As of March 20, 2000 we had contracts in place from which we expect to derive revenues with a number of key corporate customers including, Microsoft and Beenz.com USA and with several affiliate partners, including, AllAdvantage.com, CNET, Inc., Frictionless Commerce Incorporated, GoTo.Com, Inc. and U S West Inc.

INDUSTRY BACKGROUND

The Internet has become an important medium through which tens of millions of people and businesses communicate, share information and conduct commerce. International Data Corporation estimates that the number of Internet users worldwide will increase from approximately 196 million in 1999 to approximately 502 million in 2003. The volume of content available to these users is also increasing. IDC also expects the number of Web pages to grow from 1.7 billion in 1999 to over 13 billion by 2003. This growth in usage and content is being driven by increased awareness and acceptance of the Internet by the general population, the proliferation of personal computers in the home and improvements in network infrastructure to allow for high-speed and high bandwidth access to the Internet. As the number of users and the volume of content on the Internet increase, online businesses are finding it increasingly difficult to attract and retain customers and differentiate themselves from their competitors. Similarly, we believe that Internet users are finding it increasingly difficult to locate relevant products, services and content in a timely manner.

SEARCHING THE WEB CAN BE INEFFICIENT AND INEFFECTIVE. Generally, Internet users have relied on automated search engines or directories to locate content, goods and services on the Web. Search engines, which typically require the user to enter keywords, often return hundreds or thousands of pages that are poorly organized and may be irrelevant to the user. This is because search engines are unable to put the keywords in context effectively and cannot make intuitive judgments about the relevance and usefulness of the pages returned. Forrester Research, Inc. found that 92% of Internet searches produced results that failed basic tests such as finding all relevant content or ordering it in a meaningful manner. Internet directories have also become less useful as the number of pages on the Web has grown. Many directories lack comprehensive category structures, contain links to inactive Web sites and/or do not

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sufficiently differentiate their content. Furthermore, according to Nature magazine, the publicly indexable Web now contains about 800 million pages. Nature has estimated that combined coverage of eleven major full-text search engines is 42% of the estimated total number of pages, but no single search engine indexes more than 16% of the Web. Most Internet users are either not aware of all the search engine and directory alternatives or are not prepared to spend the time to search using multiple engines and directories.

Recently, search engines and directories have emerged which attempt to address some of these issues. Natural language search engines, which allow users to type queries using plain English, have been introduced to simplify the process of searching the Web. While these services are easier to use, we believe that they continue to suffer from many of the same shortcomings of traditional search engines, including irrelevant answers, limited coverage and inability to process typographical errors or idioms.

ONLINE SALES AND SUPPORT IS ESSENTIAL. Many businesses are selling their products both to other businesses and to consumers on the Web and have developed extensive Web sites for marketing, selling and public relations. IDC has estimated that the revenues from global e-commerce will grow from approximately $111 billion in 1999 to approximately $1.3 trillion in 2003 and that the number of buyers on the Web will grow from 48 million to 183 million over the same period.

As a result of the Internet's growing acceptance as a commercial medium, e-commerce businesses are finding that forming and maintaining strong customer relationships is critical. The Internet has narrowed the communication gap between businesses and customers, and businesses must adapt their customer service models to keep up with the escalating needs and expectations of their clients. Currently, the primary customer service models offered on the Internet are:

o VOICE. Call center representatives receive and respond to telephone calls relating to customer service and order processing.

o E-MAIL. Two types of e-mail response capability exist: automatic and human. System-generated e-mail messages are automatically sent in response to frequently asked questions by obtaining information from an established knowledge base. Human e-mail response involves the direct knowledge and participation of customer service representatives to answer customers' questions.

o SELF SERVICE. Customers help themselves by referring to either frequently asked question or status reporting databases (e.g., billing or payment status).

Voice response provided through call centers has historically proven to be an effective customer service model for offline businesses. However, telephone-based customer service used as a medium to respond to customer requests resulting from online concerns can be frustrating for consumers. Customer service representatives cannot see the customer's computer screen and customers may have to disconnect from the Internet in order to contact the call center. E-mail introduced the concept of business-to-consumer communication as a customer service mechanism. However, the Web has changed customer expectations regarding the length of time it should take to receive a response from an organization. From a sample of 37 companies surveyed by Forrester Research that are early adopters in soliciting customer e-mail, the average length of time it takes to receive a response to an e-mail query is 32 hours. Self-service on the Internet can be an effective tool when the customer query is simple and commonly asked and the answer is easily found. When the query is more complex or the answer cannot be found, the customer is often directed to a secondary point of contact for support.

Online businesses' inability to assist consumers in navigating through complex product offerings and purchase procedures can frustrate consumers and cause them to abandon purchases. Datamonitor estimates that only 22% of online transactions were completed in 1998. Of the 184 million abandoned transactions, Datamonitor estimates that 8%, or $1.6 billion could have been saved by implementing some form of online customer service. Early data indicates those losses will double to $3.2 billion in 1999.

HUMAN INTERACTION IS NEEDED TO DRIVE E-COMMERCE REVENUES. PC Computing recently reported the results of two e-commerce surveys by NFO Interactive, a market research firm, and Net Effect Systems, a provider of interactive customer service. According to NFO, 35% of Internet shoppers say they would be willing to spend more money

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


online if they could speak to a customer service representative before surrendering their credit card information. According to Net Effect, the reason 94% of visitors to e-commerce sites do not buy online is that the sites lack interactive customer service features such as live chat or instant callback.

THE BUSINESS OPPORTUNITY

We believe that a significant opportunity exists to provide service to Internet users who are demanding a user-friendly method to locate relevant content on the Internet in real-time. We also believe that in order to increase online revenues and improve customer acquisition, satisfaction and retention, businesses must provide a more effective vehicle for online sales and support. The solution should be:

o      real-time, with personalized one-on-one support capability;

o      easy to use, intuitive and user-friendly;

o      thorough in its coverage of the Internet;

o      affordable to both consumers and businesses; and

o      available 24 hours a day, seven days a week.

We believe the demand for outsourcing services will continue to show strong growth. According to IDC, becoming more customer-centric is a high priority for many companies. Competitive pressures, deregulation and customer behavior are all converging to push companies into developing strategic plans for their customer care processes. To remain competitive, many companies are outsourcing as a way to reduce costs, increase efficiencies and refocus critical resources. By 2003, IDC expects spending on call center outsourcing services to reach $42 billion.

THE WEBHELP SOLUTION

Our real-time, human-assisted Internet services provide users with an easy and effective way to sell, buy and find goods, services and content on the Web. We can provide our services to both individual users and online businesses. For individuals, our Webhelp.com portal offers different levels of service, including a free basic search service and a fee-based premium service. Our fee-based online business solutions provide interactive customer service and sales assistance. Our Web Wizards use the same underlying technology to provide both our Webhelp.com portal services and our online business solutions.

WEBHELP.COM PORTAL

Our Webhelp.com Web site is a portal where Internet users can get expert, real-time search assistance. Internet users submit their questions using plain English. Our Web Wizards then interact with Internet users through real-time chat to refine search parameters and share located information until the Internet user has completed his or her search.

We believe that our search service offers the following benefits:

o HUMAN ASSISTANCE. We use our base of more than 600 Web Wizards to provide quality assistance to Internet users.

o REAL-TIME ANSWERS. We offer our service 24 hours a day, 7 days a week. Our responses are available in real-time.

o EASE OF USE. Our users can ask questions using plain English and our Web Wizards can interpret them using common sense and follow-up questions to provide relevant results. The questions need not be in any particular format and may even contain misspellings and typographical errors. Following each engagement, an e-mail is automatically sent to the user with a transcript of the engagement providing a record of the search results for future reference.

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


o QUALITY SEARCH RESULTS. Our Web Wizards can deliver relevant and usable results by combining the ability to ask probing questions with the ability to search the Internet using multiple search engines simultaneously.

o AFFORDABLE. Our search service is available free, as well as on a low cost basis for premium service.

o EFFECTIVE ADVERTISING PLATFORM. Although our users have the opportunity to continue browsing, our experience suggests that the nature of online chat tends to create a captive audience for advertisers' messages while our users wait for a Web Wizard to respond to their question. The effectiveness of the advertiser's messages is further enhanced through the delivery of targeted messages using insight into customers' interests gained from the database of current and past chat sessions. This targeted advertising can be delivered using a variety of channels including banner ads, e-mail and sponsorships.

WEBHELP DIRECT

We provide outsourced human-assisted selling and customer support to online businesses through our Webhelp Direct service. Our Web Wizards are trained to assist our online corporate clients' customers to find the products or services they are looking for and to complete their purchases should they need help navigating through the check-out process. They use a combination of selling and customer support skills, product knowledge, collaborative technology and searching techniques to deliver personalized real-time sales and support for online businesses. We believe that our human-assisted Internet services will provide businesses with the following benefits:

o INCREASED E-COMMERCE REVENUES. Our Web Wizards can increase e-commerce revenues for online businesses by providing real-time, interactive support and information that can facilitate the buying process, thereby increasing the likelihood of a completed purchase transaction. Online businesses can derive additional revenues from a Web Wizard recommending related or upgraded products and services.

o IMPROVED CONSUMER SATISFACTION AND RETENTION. By providing real-time, interactive customer support, our Web Wizards can improve online consumer satisfaction, enhancing customer retention and building brand loyalty.

o AFFORDABLE OUTSOURCED SERVICE AND REDUCED CUSTOMER SUPPORT COSTS. By addressing the need of the customer interactively in real-time and in context, our services are generally more cost-effective than currently employed alternatives such as e-mail and call centers. Since we are able to provide services to both our consumer portal users and our online corporate clients using the same Web Wizards, technology and infrastructure, our Webhelp Direct services are an affordable alternative to e-mail and call center based customer service solutions. By using our outsourced turnkey solutions, our clients avoid having to purchase and maintain new systems and hire and train new personnel.

o INCREASE UNDERSTANDING OF CUSTOMER INTERESTS. By aggregating information about customers' online experiences and providing reports on interests and needs, our online corporate clients can use this information to enhance the strategic direction and development of their Web site as well as their offerings.

THE WEBHELP STRATEGY

Our goal is to strengthen our leadership position as the most widely used provider of real-time human-assisted Internet services. The key elements of our growth strategy are as follows:

     CONTINUE TO BUILD THE WEBHELP BRAND. Our branding objective is to have Internet users and online businesses equate the Webhelp name with the best customer service experience on the Internet. To achieve this objective we are pursuing an aggressive integrated marketing communications strategy that includes a number of both online and offline elements. Online, we market ourselves primarily through our consumer portal, advertising, direct marketing and sales promotion. Offline, we employ a variety of promotional techniques including advertising, events and public relations. In the future, we intend to build the Webhelp brand internationally by offering our service in other languages.

INCREASE THE NUMBER OF MAJOR CORPORATIONS THAT USE OUR SERVICES. Our plan is to continue to target the most frequently visited commercial and membership sites on the Web. In order to increase the number of major

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


corporations using our services, we plan to increase our direct sales force and our marketing initiatives. In addition, we plan to use our consumer portal as a sales tool to generate demand and demonstrate our services to our potential corporate clients.

INCREASE UNDERSTANDING OF CUSTOMER INTERESTS. We believe that our data is one of our most important assets. We collect data from multiple sources, including on-site and off-site navigation, registration and chat transcripts, and store it in a knowledge database. We plan to use this data to improve our online corporate clients' ability to understand their customers' interests in order to improve their sales and marketing strategies and better target product development. We believe that this will result in increased customer satisfaction and retention, increased revenues and reduced support costs.

FURTHER ENHANCE AND DEVELOP OUR HUMAN INTERACTIVE WEB SERVICES. To maintain and increase our competitive advantage, we intend to continue to provide new functions and features for our consumer portal users and online corporate clients as well as new and enhanced training for Web Wizards.

PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We plan to pursue acquisitions and alliances to strengthen our technology, broaden our audience reach, capture new distribution channels and open new revenue streams. In addition, we are focusing on entering into additional arrangements with brand name content providers as well as further expanding our outsourced service relationships.

CULTIVATE MULTIPLE REVENUE STREAMS. We intend to continue to capitalize on our network of highly trained Web Wizards and our underlying technology platform to cultivate multiple revenue streams. We believe this strategy will reduce our dependence on any single revenue source.

HOW WEBHELP WORKS

Our scalable technology and business model allow us to provide Internet users and our online corporate clients with the assistance they need on the Web. The process of answering questions on our Web site is designed to provide specific answers to specific questions in a manner that is both natural and efficient. Users simply type their question into a text box on our site and a friendly Web Wizard will respond promptly to the query. The request need not be in any particular format and may even contain misspellings and typographical errors. The services we provide our online corporate clients use the same Web Wizard and technology to assist consumers in finding and buying products and services on our clients' Web sites.

WEBHELP.COM PORTAL

Our Webhelp.com portal offers users the ability to ask our Web Wizards a question in real time. Using chat technology, our Web Wizards engage in an interactive dialogue with the user, refining search parameters and providing suggestions until the user has found what they are searching for. Our basic service is free for our registered users. Users can expedite their queries by becoming members of our Webhelp Express service, which gives members a priority status by moving their inquiries to the front of the service queue. This service is sold directly to members on a pay-as-you-go basis for $0.99, on an unlimited basis for $9.99 per month or as a package of ten Webhelp Express engagements for $9.99.

From inception through February 29, 2000, based on voluntary user feedback, the majority of our users responding to our survey rated our service "A Lot Better" than other Internet search alternatives, which was the most favorable ranking available.

The following are a few examples of searches as they were originally submitted:

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

------------------------------- ---------------------------- ---------------------------- ----------------------------
QUESTION:                       WEB PAGE:                    QUESTION:                    WEB PAGE:
How do I determine what kind    PC Review's Beginner's       I am doing a dissertation    Amerillo National Centre
of laptop to buy?               guide to buying a notebook   on the impact MP3 players    Archive Construction
                                                             will have on the music
                                SECTION ON PAGE:             industry, do you know of     SECTION ON PAGE:
                                Top Ten tips for buying a    any sites that would have    MP3 Files changing the
                                new notebook                 information on this?         music industry

------------------------------- ---------------------------- ---------------------------- ----------------------------
QUESTION:                       WEB PAGE:                    QUESTION:                    WEB PAGE:
We seem to have a lot of        Shiva Lan Rover Tech         What is the name of a        Subway guide to Tokyo
problems using Shiva LanRover   Support Page                 subway station in Tokyo
[SIC] any FAQ's?                                             Japan?                       SECTION ON PAGE:
                                SECTION ON PAGE:                                          Subway in Tokyo
                                FAQ Index (25-1-99)
------------------------------- ---------------------------- ---------------------------- ----------------------------
QUESTION:                       WEB PAGE:                    QUESTION:                    WEB PAGE:
I need information about Rosa   Coterie Inc.                 Where can I find out if a    NAPD
Parks arrest and the bus                                     '89 Pointiac [SIC] Sunbird
boycott what went on because    SECTION ON PAGE:             ahs [SIC]  struts or         SECTION ON PAGE:
of her by 1-13-00, can you      Montgomery Bus Boycott -     shocks?                      NAPD Pontiac Sunbird
help me?                        Rosa Parks
------------------------------- ---------------------------- ---------------------------- ----------------------------
QUESTION:                       WEB PAGE:                    QUESTION:                    WEB PAGE:
What is the difference          Auburn School District 408   Can I get comparative        Mutual Funds Investor
between an Apple-Macintosh      - Building Tech              information on mutual        Resource Center
and PC?                         Information Help Page        funds?
                                                                                          SECTION ON PAGE:
                                SECTION ON PAGE:                                          What is a mutual fund?
                                Mac vs. PC
------------------------------- ---------------------------- ---------------------------- ----------------------------
QUESTION:                       WEB PAGE:                    QUESTION:                    WEB PAGE:
What is fire in terms of        Boles Fire Protection        If I quit my job of 24       Screen Actors Guild
chemical analysis?              District                     years, can I receive
                                                             unemployment                 SECTION ON PAGE:
                                SECTION ON PAGE:                                          New Qualifying Rules for
                                What is Fire?                                             unemployment insurance
------------------------------- ---------------------------- ---------------------------- ----------------------------

In addition to providing search services, the Webhelp.com portal provides registered users with access to a wide range of complementary content and services such as features tailored to specific user groups, the ability to perform self-searches, get stock quotes and view the latest news headlines. Our tailored features include:

o WEBHELPME SHOP. Webhelpme Shop combines human support with a simple three-step comparison shopping process to empower consumers to easily search for, value-compare and buy goods from across the Web. Consumers can shop unassisted or request assistance from one of our Web Wizards to use the service. Webhelpme Shop offers Web shoppers the opportunity to comparison shop across more than 15 product categories from more than 600 merchants. In the month of February 2000, almost 50,000 consumers used this service.

o WEBHELPMESELL. Webhelpmesell provides support and information for small businesses and individuals selling online.

o KID ZONE AND TEEN ZONE. In addition to kid and teen focused human-assisted search capabilities, we also provide targeted content to complement our search offerings. Our site has customized sections where children and teenagers can go to find contests, games, homework help and information on clothing, sports and many other areas of interest to their age group.

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If a user encounters problems or has additional questions, a Web Wizard is available to facilitate his or her search within each of our tailored features.

WEBHELP DIRECT

Our business service offers corporate Web sites a variety of ways to enhance their total Web site experience by adding a human element to their site. We tailor our business services to meet the specific needs of each of our Webhelp Direct clients and provide them with a customized solution.

By strategically placing a hypertext link or custom designed button on our clients' Web sites we offer their customers the ability to access a private labeled Webhelp site where we provide live human assistance. Our Web Wizards use our proprietary integration of live text chat and co-browsing technologies to provide help to customers in real time, guiding them through our online corporate clients' Web sites, answering questions, providing customer service, sales assistance and follow-up e-mails. An online customer service contact is significantly less expensive than a telephone contact. In addition, by providing insight on customer behavior, we identify opportunities to streamline our online corporate clients' Web sites and create a significantly more user-friendly environment.

CORPORATE CLIENTS. We have entered into customer support services agreements with the following online corporate clients:

MSN. MSN is the network of Internet services through which Microsoft Corporation offers e-mail functionality, personal communications services, an online community, customizable access to news, Internet access and other services. On March 15, 2000, Webhelp and Microsoft jointly launched "MSN Support Professional" services whereby Web Wizards engage in real-time chat with MSN members to help users navigate MSN and search for Microsoft-related information. We have entered into an agreement with Microsoft to provide these customer support services to complement MSN's existing call center and e-mail offerings for a limited trial period. Microsoft may extend the term of this agreement at its option.

MONEY.NET. Money.net is an online financial news and information community which offers free real-time stock portfolio tracking on the Internet. We are working with Money.net to provide cost-effective, real-time customer support to assist online users in effectively utilizing certain products and services offered through Money.net. This customer support is scheduled for launch in the second quarter of 2000. Under an agreement that we entered into with Money.net, we are to provide these services for one year, which may be extended by Money.net for an additional one-year period.

BEENZ.COM. Beenz.com provides incentive-based rewards programs for online merchants. Under an agreement that we entered into with Beenz, we plan to provide real-time, chat-based assistance to help users navigate through the Beenz.com Web site to view the various offerings from multiple online merchants and to complete their purchases. The launch date for this customer service is scheduled for the second quarter of 2000 and to continue for a period based on the usage of our services via that Web site.

OPERATIONS

We provide real-time, human-assisted Internet services out of four Web centers located in India and the United States. We have exclusive contracts with outsourcing companies that provide us with personnel and facilities with advanced workstations and access to back-up power sources. Using outsourcing companies to provide us with Web Wizards and Web centers gives us the flexibility to rapidly scale our operations to respond to increased demand and new corporate clients. Presently, of more than 600 Web Wizards, more than half are located in India. We intend to grow through expansion of our operations in India, and we are in discussions with additional outsourcing companies to facilitate this growth. We believe that this strategy will enable us to realize cost savings from the large workforce of well-educated, technically literate, English-speaking individuals located in India. We are looking into expanding our operations into other countries where we would be able to enter into cost-effective outsourcing contracts similar to the contracts we have entered into in India. The outsourced service providers are contractually obligated to fulfill our need for Web Wizards and Web center seats. Our agreements allow for us to train the Web Wizards to meet our high customer interactions and quality service standards.

We provide our Web Wizards with the training and tools to use multiple search engines simultaneously. Our Web Wizards become experts at finding content on the Internet and in the strengths and weaknesses of available search tools through our proprietary training program and on-the-job experience. The Web Wizard training program consists of a 40-hour program that includes application training, communication and selling skills, lessons in North American culture, quality assurance and a significant amount of hands-on training. While all Web Wizards receive this basic level of training, a select group of Web Wizards is certified in an advanced training program focused on providing sales and customer service support for our Webhelp Direct clients. These corporate Web Wizards receive instruction on site-specific suggestive selling and customer support techniques, and are trained to be familiar with the details of a specific Webhelp Direct client's Web site along with the use of the appropriate tools to assist the corporate client's customers. The training program for the corporate Web Wizards includes instruction on opening the lines of communication with the customer, presenting solutions, suggestive selling techniques, handling any objections, completing e-commerce transactions and offering peace of mind to the customer.

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


Our quality assurance processes are designed to ensure that all of our Web Wizards maintain a high level of competency and provide uniform service. At each center, potential Web Wizards and on-site trainers must meet specific requirements and guidelines prior to joining the Webhelp team. In order to ensure consistency, as each new Web center opens, a team of senior trainers from our Toronto head office travels to the Web center to certify the trainers. Once the training programs are successfully completed, quality is monitored by on-site Webhelp supervisors, as well as second level quality assurance specialists located in Toronto. Ongoing feedback and coaching help maintain the work quality and job satisfaction of our Web Wizards.

TECHNOLOGY

Our operations are driven by the integration of proprietary and licensed software which enables us to provide real-time human assisted Internet services. Our technology enables the Internet user to quickly and easily interact with our Web Wizards. The integration of the multiple components of our system enables our Web Wizards to provide Internet users with seamless assistance. Because the various components of our system operate from several separate locations, our operating performance is not restricted by geographic limitations such as the physical location of the Internet users, our Web Wizards or the various pieces of our underlying infrastructure. Our technology is designed to enable us to grow each aspect of our system individually and to enable us to use Web Wizards and system components located anywhere in the world. The following diagram illustrates how each separate component is integrated to create a unified system:

                                [GRAPHIC]

(This graphic is a flow chart which illustrates the integration of our system. The top left hand corner illustrates the User Components, comprised of the Browser, together with the Plug-in and Interactive Chat. The top right corner illustrates the Web Wizard components, comprised of the Productivity Tools, together with Interactive Chat and Search. In the middle of the two corners is the Web Page Sharing and Chat technologies. Below this is the Underlying Infrastructure, composed of Registration / Member Management, Interactive Chat, Queue & Routing, and Follow-up E-Mail Application, above Business Rules and the Proprietary Integration Layer. This feeds into the Security Layer which in turn feeds into Payment Processing and the Knowledge Base /Profile Database.)

USER COMPONENTS. Internet users enter our system over the Internet either through specific Web sites, such as the Webhelp.com portal or a Webhelp Direct client's Web site, or through an easily downloadable plug-in. The Internet user's existing Web browser provides the platform through which interaction with our Web Wizards occurs. The plug-in, which can be personalized to reflect individual interests, may be installed as a button on the user's browser menu bar and enables members to access a Web Wizard from anywhere on the Web. The plug-in may also be used by our online corporate clients' customers to access a Web Wizard directly without having to go to the corporate client's Web site.

WEB WIZARD COMPONENTS. Regardless of whether a Web Wizard is responding to a Web search query or assisting a customer of one of our online corporate clients, each Web Wizard uses the same basic tools. For a search query, a Web Wizard uses his or her browser in combination with multi-tasking software to simultaneously search the Internet using multiple search engines, chat with the Internet user and send Web pages, or links to Web pages, back

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


to the Internet user's browser. For our online corporate clients' customers, a Web Wizard uses the same chat and multi-tasking software to interact with the customers. However, in addition to the general Web search capabilities, Web Wizards dedicated to responding to queries of our online corporate clients' customers also have access to that corporate client's knowledge base.

UNDERLYING INFRASTRUCTURE. In order to support the Internet users and the Web Wizards, we have developed a stable, Internet-based infrastructure that can easily be expanded as demand requires. This underlying infrastructure consists of three discrete processing layers including proprietary integration, payment processing and the knowledge base / profile database:

o The proprietary integration layer uses business rules and software to monitor and direct the queuing and routing of users, securely register and manage members and provide follow-up e-mails.

o The payment processing layer permits secure e-commerce transactions. This includes payment processing, order management and fraud detection.

o The secure knowledge base / profile database layer catalogues and stores chat transcripts and user information. We are creating an active database of users, which will provide the information required to target advertising, serve our users more efficiently and improve the relevance of proactive offers to assist users.

SCALABILITY. The software underlying our service is integrated with a scalable and reliable network architecture. We are able to easily add additional, inexpensive hardware to quickly scale our Web site. This network architecture is supported by servers running on a redundant array of inexpensive computers. In addition, our entire Web site has been designed for stateless operation, which allows each successive request, even if it originates from the same Internet user, to be handled by a different server if necessary. Each Web server is configured identically and uses a lightweight Java servlet to communicate with our proprietary integration layer. Since the data requests are initiated abstractly by the Web servers, we do not have to maintain a connection to the server that started the visit for a Webhelp user. The application server starts a new thread for each incoming request. In addition, components of the integration layer do not have to physically reside on the same system, nor is the architecture limited to a single instance of a component. This gives us the ability to scale the integration layer across multiple pieces of hardware to accommodate increased load. We use a massively redundant enterprise storage solution to run our back-end database services. All interactions with the database are channeled through the integration layer, which reduces possibility of corruption and eliminates blocking behavior.

We also have an integration layer component that monitors each server and balances load across our servers. As load increases beyond a set threshold, calls are queued by our application queuing component and then delivered to a chat server when load has been reduced. By "owning" the process of distribution and queuing of sessions we are able to scale on the agent side by just adding additional chat servers and Web Wizards. Once an entry is created for the server, as soon as Web Wizards are logged in to a queue, traffic will be distributed to that server.

HARDWARE. Substantially all of our hardware operations are located at our computer facility in the Chicago, Illinois site of Exodus Communications. We back up our data daily at the Plymouth, Minnesota site of Onvoy.

Onvoy also provides us with redundancy for our Webhelp Direct services.

SALES AND MARKETING

     SALES

     WEBHELP DIRECT. The goal of our sales team is to generate revenue by establishing and developing long-term strategic relationships with leading online businesses and providing them with customized Webhelp Direct solutions. Our sales team targets Fortune 500 companies as well as organizations that sell to or service a large online customer base. Our sales team is currently located in five cities throughout North America. We plan to significantly increase our sales presence in major markets. Our Webhelp.com portal also generates independent sales leads as potential Webhelp Direct clients use our search service. By experiencing first hand the benefits of

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


real-time human-assisted services, potential clients see the benefits of providing online service support to their online business customers.

     ADVERTISING. Our advertising sales are handled exclusively through 24/7 Media, which has a significant sales force located in nine major markets. Our strategy is to provide high value advertising opportunities through the delivery of targeted messages using insight into customers' interests gained from the database of current and past chat sessions.

     WEB SITE AFFILIATES. Under our affiliate marketing program we compensate affiliated Web sites for sending traffic to our Webhelp.com portal. Conversely, we are compensated for sending traffic that results in a product sale or lead generation. Our existing affiliate partners include CNET, U S West, AllAdvantage, GoTo.Com and Frictionless. We have a dedicated affiliate management team and plan to significantly increase the number and scope of our affiliate relationships.

     CLIENT SERVICES. Our sales team works closely with our Webhelp Direct client services team in order to ensure that both existing and potential customers receive optimal levels of service. This division of labor allows the sales team to focus on developing relationships and explore new business opportunities while the client service team focuses on managing the existing accounts to ensure client satisfaction and achieve revenue growth. We believe that this structure results in optimal client service and a more effective sales force.

     MARKETING

Our key marketing objective is to build Webhelp brand awareness in order to drive traffic to the Webhelp.com portal as well as acquire new Webhelp Direct customers. With respect to our portal, we have developed an integrated marketing communications strategy that involves advertising both online (including banner ads and e-mails) and offline (including print and outdoor advertising), as well as various other promotional tools. Other major marketing initiatives include exhibiting at key industry trade shows, direct marketing campaigns and sponsorships. The marketing team also assists the Webhelp Direct sales team by providing it with marketing material, sales presentations and lead generation. We are conducting all marketing activities in conjunction with an aggressive public relations strategy in order to optimize the effectiveness of these efforts.

COMPETITION

     BUSINESS SERVICES

The market for online real-time sales and customer support is new. There are no substantial barriers to entry in this market, other than the ability to design and build scalable software; with respect to outsourced solution providers, the ability to design and build scalable network architecture; and, with respect to providers of real-time human interaction, the ability to staff and train personnel. Established or new entities may enter this market in the near future, including companies that provide, or distribute technology for providing, real-time human interaction online. These companies include AskJeeves, Kana, eGain, PeopleSupport Inc., FaceTime Communications, Inc. and LivePerson, Inc.

We may also face potential competition from larger enterprise software companies such as Oracle and Siebel Systems. In addition, established technology companies, including IBM, Hewlett-Packard and Microsoft, may also use their existing relationships and capabilities to offer real-time sales and customer service applications.

Finally, clients and potential clients that choose to provide real-time sales and customer services in-house may not use or continue to use our services. To a lesser extent, traditional offline customer service solutions, such as telephone call centers, may develop or purchase technology to provide competing online real-time sales and customer services.

We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have:

o      longer operating histories;

o      larger client bases;

o      greater brand recognition;

o      more diversified lines of products and services; and

o      significantly greater financial, marketing and other resources.

These competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

o      undertake more extensive marketing campaigns;

o      adopt more aggressive pricing policies; and

o make more attractive offers to businesses to induce them to use their products or services.

Any delay in the general market acceptance of online real-time sales and customer service would likely harm our competitive position. Delays would allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales and customer service applications and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

     WEBHELP.COM PORTAL

We face direct competition from companies that provide Internet-wide search, expert search and directory services. For example, we compete with search engines, including About.com Inc., AskJeeves, ExpertCentral, Excite@Home and AltaVista. We also compete with directory services, such as Yahoo!, Lycos and LookSmart, because they provide alternative ways for Internet users to obtain the desired content online.

REGULATION

We are subject to federal, state and local regulation, including laws and regulations applicable to businesses generally, including with respect to access to or commerce over the Internet. Due to the increasing popularity and use of the Internet and various other online services, it is likely that a number of laws and regulations will be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.

The nature of this legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, this legislation could expose us and/or our online corporate clients or their customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might also impair the growth of Internet use, which in turn could decrease the demand for our service or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as intellectual property, taxation and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

As a result of collecting data from live online chat engagements, our advertisers and online corporate clients may be able to analyze the commercial habits of their customers. Privacy concerns may cause customers to avoid Web sites that collect such behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, our online corporate clients may be harmed by any laws or regulations that restrict their ability to collect or use this data. Several states have proposed legislation that would govern the collection and use of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has initiated actions against online services regarding the manner in which information is collected from Internet users, used by online services and/or provided to third parties, and has begun investigations into the privacy practices of companies that collect information about individuals on the Internet. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of some user information. Changes to existing domestic or international laws or the passage of new laws intended to address these or other issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

It may take years to determine how existing laws apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, as we expand outside the U.S., the international regulatory environment relating to the Internet could have a material adverse effect on our business, results of operations and financial condition.

EMPLOYEES

As of February 29, 2000, we had 58 full-time employees, of who 9 were management, finance and administrative personnel, 31 were engaged primarily in technology development and operations and technology development and 18 were engaged primarily in marketing and sales activities. As of February 29, 2000, our four outsourced Web center service providers had more than 600 Web Wizards. None of our employees is covered by collective bargaining agreements. We believe that our employee relations are good.

PROPERTIES

Our headquarters are located in Toronto, Ontario, where we lease approximately 5,200 square feet of space under a term lease that expires on November 14, 2000, subject to a one-year renewal. This facility is used for executive office space, including sales and marketing and finance and administration, operations and technology. We also lease approximately 6,000 square feet of office space in Minneapolis, Minnesota, under a sublease that expires on June 30, 2000 and can be extended on a month to month basis. We are currently seeking additional facilities to accomodate our rapid growth. We believe that suitable additional or alternative space is available and will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

On January 22, 2000, three stockholders of eliance Corporation commenced a lawsuit on behalf of themselves and, purportedly, on behalf of eliance against Webhelp, Kerry Adler, our Chief Executive Officer and President, Laura Hantho, our Chief Operating Officer, and various other persons and entities. The lawsuit was commenced in the District Court for the Fourth Judicial District of the County of Hennepin, State of Minnesota. In the lawsuit, the plaintiffs challenge on a number of grounds the sale and transfer of certain assets of eliance to us in 1999, alleging, among other things, that the transaction was accomplished by the defendants through breaches of fiduciary duty they then owed as officers or directors of eliance. The assets that we acquired from eliance include office furniture, computer equipment, the name and domain name "webhelp.com," certain trademarks, call center contracts, software licenses and other agreements.

Many of the parties to the January 22, 2000 lawsuit other than Webhelp are also parties to litigation prevously filed on or about September 27, 1999 in the United States District Court, District of Minnesota. In that lawsuit, it was alleged that the board of directors of eliance was improperly constituted and that various actions of that board were not within their authority. While the federal District Court entered a preliminary injunction, precluding the plaintiff in that action from interfering with eliance's business, both actions remain pending without a decision on the merits. We believe that the plaintiffs' claims in these lawsuits are without merit and intend to defend these suits vigorously. Although we can give no assurances, based on the available facts, the Company believes that the outcome of this matter will not have a material adverse effect upon our financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF WEBHELP

The following table sets forth certain information regarding our executive officers and directors.

NAME                                                      AGE     POSITION
----                                                      ---     --------
Kerry E. Adler                                            34      Chief Executive Officer, President and a Director
   Toronto, Ontario
Laura Hantho                                              38      Chief Operating Officer and a Director
    Toronto, Ontario
Hugh Cumming                                              30      Chief Technology Officer
    Toronto, Ontario
Tom Cronin                                                36      Chief Financial Officer
    Toronto, Ontario
Dan Walter                                                43      Chief Marketing Officer
    Omaha, Nebraska
Ramanan Raghavendran                                      31      Director
    New York, New York
Jeff Horing                                               36      Director
    New York, New York
Wes Nichols                                               35      Director
    Pacific Palisades, California

The following is a brief summary of the business experience of each of our executive officers and directors:

KERRY ADLER has served as Webhelp.com's Chief Executive Officer and President and a director since our inception. From July 1999 to November 1999, Mr. Adler was President of eliance Corporation, a provider of electronic commerce solutions. From August 1998 to July 1999, Mr. Adler was Chairman of SITEL Corporation (Canada) and Senior Vice President and immediate past member of the Office of the President, SITEL Corporation, a customer relationship management company. From February 1996 to August 1998, Mr. Adler was President for SITEL Teleservices Canada and was one of its original founders. His previous experience includes the roles of Executive Vice President of (CTC) Canadian Telephone Corporation., Management Consultant for AT&T Canada Corp. (Unitel Corporation), Managing Partner for RPW Systems & Services, Inc. and Chief Executive Officer and founder of CORPFON Cellular Inc.

LAURA HANTHO has served as Webhelp.com's Chief Operating Officer and a director since our inception. From July 1999 to November 1999, Ms. Hantho was Chief Operating Officer of eliance Corporation, a provider of electronic commerce solutions. Ms. Hantho was previously employed for 20 years with IBM. From January 1999 to July 1999. Ms. Hantho served in the role of Global Services Executive. From January 1998 to January 1999, Ms. Hantho served as Professional Services Executive. From February 1996 to January 1998, Ms. Hantho was the National Brand Manager, AS/400 Division. From January 1995 to February 1996, she was the Canadian Large New Business Marketing Manager for the AS/400 Division. Previously during her career, Ms. Hantho served in diverse roles including marketing, sales and systems engineering roles.

HUGH CUMMING has served as Webhelp.com's Chief Technology Officer since November 1999. From July 1999 to November 1999, Mr. Cumming was Chief Technology Officer of eliance Corporation. From March to August, 1999, he was the Chief Information Officer for SITEL Europe PLC. Previously, from December 1997 to March 1999 he was the Vice President of Technology for SITEL Global Business in the Netherlands. From August 1995 to December 1997, he was the Vice President of Technology for SITEL Canada, Inc. His career has included the roles of Vice President for MIS for Canadian Telephone Corporation., President and founder of Computer Engineering Co., Software Engineer for IBM Canada Ltd. and Software Developer for Ecolab Inc. and SoftQuad Inc.

TOM CRONIN has served as Chief Financial Officer at Webhelp.com since February 2000. From March 1994 until January 2000, Mr. Cronin acted in various finance executive roles with SHL Systemhouse Inc., an information technology services company, and its successor and subsidiary companies within MCI Communications Corp. and Electronic Data Systems Corp. His roles included Vice-President Corporate Finance and Treasurer while SHL Systemhouse was a public company, Finance Director and board of directors member of SHL Systemhouse Europe, interim Senior Operating Manager of SHL Systemhouse Europe and most recently as Chief Financial Officer of EDS Innovations Inc. Prior to joining SHL Systemhouse, Mr. Cronin spent eight years with Ernst & Young LLP in their Toronto and London, England offices in both audit and corporate finance. Mr. Cronin is a Chartered Accountant in Canada.

DAN WALTER, has served as Webhelp.com's Chief Marketing Officer since November 1999. From August to November 1999, Mr. Walter was Executive Vice President at eliance Corporation. Previously, from January 1990 to August 1999, he worked with SITEL Corporation, where he served as member of the Office of the President from January 1999 to August 1999. He was Corporate Senior Vice President, Global Business Development from January 1997 to January 1999 and Chairman of the Telecommunications/Energy Sector Group from January 1997 to August 1999. From 1995 to 1997, he served as Group Executive Vice President of the Telecommunication Industry Division. Mr. Walter was the chief architect of SITEL's large-scale business development for such Fortune 500 customers as General Motors Corp. and GTE Corp.

RAMANAN RAGHAVENDRAN has been a director of Webhelp.com since January 2000. Mr. Raghavendran has been Chairman and Chief Executive Officer of ConnectCapital, a pan-Asian investment company, and Special Partner, Asia, for Insight Capital Partners, a private equity investment firm, since February 2000. From December 1996 to January 2000, Mr. Raghavendran was a General Partner of Insight Capital Partners and several related entities. From August 1992 to December 1996, Mr. Raghavendran was a senior member of the investment team at General Atlantic Partners, a private equity investment firm. He is a member of the boards of directors of Exchange Applications, C-Bridge Internet Solutions and several private companies

JEFFREY HORING has been a director of Webhelp.com since December 1999. Mr. Horing co-founded Insight Capital Partners in 1995 and has been a General Partner of Insight since then. Mr. Horing was previously a member of the technology group at Warburg, Pincus and an investment banker at Goldman Sachs & Co. in the capital markets group. He is a director of Exchange Applications, Inc. and several privately held companies.

WES NICHOLS has been a director of Webhelp.com since March 2000. He is a Managing Partner of Direct Partners, one of the largest direct marketing agencies in North America, where he is responsible for strategic planning and overall growth. Prior to founding Direct Partners, Mr. Nichols was a member of the executive management team of National Direct Marketing Corp. where he was responsible for analyzing investment opportunities and structuring marketing programs for a number of blue chip clients. Prior to that, he was with various direct marketing agencies in Chicago, Richmond and Baltimore, with a focus on strategic planning and account services for a variety of Fortune 500 companies.

The current directors were elected to the board pursuant to the terms of a stockholders' voting agreement. Effective upon the completion of the offering, that agreement will terminate.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has a compensation committee and an audit committee. The members of the compensation committee are Messrs. Horing, Nichols and Raghavendran. The compensation committee makes recommendations to the full board as to the compensation of senior management, administers our 1999 Long Term Incentive Plan and determines the persons who are to receive options and the number of shares subject to each option.

The members of the audit committee are Messrs. Horing, Nichols and Raghavendran. The audit committee acts as a liaison between the board and the independent accountants and annually recommends to the board the appointment of the independent accountants. The audit committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All executive officer compensation decisions have been made by the compensation committee of the board of directors. The compensation committee reviews and makes recommendations regarding the compensation for our management and key employees, including salaries and bonuses. No member of the compensation committee is an executive of Webhelp.com.

KEY MANAGEMENT

The following is a brief summary of other key management team members.

ROBERT FORAN has served as Vice President Finance, Operations at Webhelp since January 2000. From November 1999 to January 2000, he served as our Chief Financial Officer. Mr. Foran was Vice President of Finance and Administration for SITEL Corporation (Canada) from November 1996 to November 1999, where he played a critical role in leading the financial bidding process for some of the largest customer relationship management bids in Canada. He served previously as Director of Finance for SITEL Corporation (Canada) in 1996, and Controller for
(CTC) Canadian Telephone Corporation in 1995. He is an active member of The Canadian Institute of Chartered Accountants.

CHRIS BARRROW has been Vice President, Business Development/West Coast for Webhelp since December 1999. From December 1998 to November 1999, Mr. Barrow worked as Senior Director of Business Development for 3Com Corp. where he was responsible for worldwide new business development, strategic programs, planning and strategic relationships. From July 1997 to December 1998, he worked for SITEL Corporation, first as Vice President of Business Development and then as Vice President Worldwide Marketing. From 1989 to 1997, Mr. Barrow worked at Compaq Computer Corp. where, from 1993 to 1997, he held the position of Director of Western Region. Mr. Barrow has worked in the high-tech industry since 1984 with a number of companies including Nintendo Co. Ltd. and several start up companies.

JACK JESSEN has served as Webhelp's Vice President, Business
Development/East since December 1999. He came to Webhelp.com from SITEL Corporation where he served as North America Regional Manager, Global Account from June to December 1999. From December 1997 to May 1999, he was President of Entelechy Systems Inc., a IVR/CRM venture. Prior to that, from May 1995 to December 1997, he served in various positions with SITEL Corporation, most recently, from April to December 1997, as Vice President and General Manager Global Business Development. From August 1996 to March 1997, he worked as Vice President and General Manager, New Business Development and from August 1995 to August 1996, Mr. Jessen held the position of Vice President and General Manager, Client Services Group. Previously he held general management positions with Time Warner Cable, and was a Senior Accountant with KPMG Peat Marwick LLP.

JOHN BURTON has served as Webhelp's General Counsel since February 2000.
From August 1992 to February 2000, he was an associate at Torys in New York. Prior to that, he was an associate at Cravath, Swaine & Moore. Mr. Burton has broad experience in the areas of public and private finance and mergers and acquisitions, representing large and middle-market corporations in transactions valued at several billion dollars, in the aggregate.

CHRISTOPHER HARRS has been the Vice President of Strategic Marketing, Canada at Webhelp since March 2000. Previously, since July 1992, he served as Vice President, Business and Legal Affairs for the film, music and home video divisions of Universal Studios Canada Ltd. From July 1993 to March 1998, Mr. Harrs also served as Director, Strategic Marketing at Universal Studios Canada where he created and implemented revenue-generating products and marketing programs including some of Canada's best-selling music compilation series. Mr. Harrs is a Member of the Ontario Bar.

RAHUL SHARMA has served as Director, Brand Management at Webhelp since March 2000. From August 1999 to March 2000, Mr. Sharma was a Group Brand Manager for the Campbell's Soup Co. From July 1996 until July 1999, he worked at The Procter & Gamble Company (Canada). From November 1995 to May 1996, Mr. Sharma worked as a Marketing Analyst in the Research & Development Division of PT Telekomunikasi Indonesia,

Indonesia's national telecommunications company. From May 1995 to November 1995, Mr. Sharma worked with several small businesses consulting, writing business plans, and working in economic development.

GREGORY OGOREK has served as Webhelp's Manager of International Partnerships since March 2000. Previously, he held various positions in Paris, France at Europ Assistance, the world leader in the field of assistance (roadside, travel and home teleservice assistance). From March 1999 to September 1999, Mr. Ogorek served as General Manager of Europ Assistance's home teleservice assistance subsidiary, Europ Telesecurite. From November 1997 to March 1999, he launched and served Europ Telesecurite as Marketing and Sales Director. Prior to that, from December 1996 to November 1997, Mr. Ogorek served Europ Assistance as Project Leader for a major European strategic new home assistance business development. From May 1995 to December 1996, he served as their Market Development Manager.

CORY BASIL has been Webhelp's Senior Director, Product Marketing since
November 1999. Previously, Mr. Basil was at SITEL Corporation from April 1996 to November 1999, where he was employed in a variety of roles. From January 1999 to November 1999, he was Manager, Business Development and Integration for SITEL Corporation WebServicing where he was responsible for SITEL's eCRM Product Development and Sales. From November 1997 to January 1999, he worked as a Manager, Business Development for SITEL Corporation's Global Business Development Unit. From October 1996 to November 1997, Mr. Basil worked as Senior Account Executive at SITEL Canada. From April 1996 to October 1996, Mr. Basil worked as Client Support Manager at SITEL Canada. Prior to his employment at SITEL Mr. Basil had a number of roles within the Direct Marketing Industry including Telstra Corporation Limited and Goldfarb Consultants.

EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 1999, we paid our President and Chief Executive Officer, Kerry Adler, salary in the amount of $43,560 with no bonus. We did not pay any of our executive officers more than $100,000 in 1999. Each of our executive officers has entered into an employment agreement pursuant to which he or she is to receive salaries and bonuses in excess of $100,000 in 2000.

EMPLOYMENT AGREEMENTS

We have employment agreements with each of Kerry Adler, Laura Hantho, Hugh Cumming, Tom Cronin and Dan Walter. The employment agreements provide for the annual base salaries and guaranteed bonuses set forth in the table below:

                                                  ANNUAL
EXECUTIVE OFFICER                               BASE SALARY             GUARANTEED BONUS
-----------------                               -----------             ----------------
Kerry Adler..........................            $300,000                   $300,000
Laura Hantho.........................             170,000                     30,000
Hugh Cumming.........................             170,000                     30,000
Dan Walter...........................             200,000                       -
Tom Cronin...........................             170,000                     30,000

All our executive officers are eligible to receive an annual incentive performance bonus for each calendar year of employment in an amount to be determined by the compensation committee. Under the employment agreements these executives may participate in all fringe benefit programs available to our other salaried employees.

We may terminate their employment with or without cause, as defined in the employment agreements. If we terminate Mr. Adler's employment without cause, we will be required to pay him an additional $300,000 over three months. If we terminate the employment of any of Ms. Hantho or Messrs. Cumming, Walter or Cronin without cause, we will be required to pay them their salary continuously for the lesser of 12 months or until they are gainfully employed. Each executive officer may terminate his or her employment with or without good reason, as defined in the employment agreements. If Mr. Adler is either terminated other than for cause or resigns for good reason, for 12 months after his termination we will be required to pay him his annual base salary together with life and health insurance benefits, subject to his compliance with the provisions protecting our confidential information and barring his competition with us under certain circumstances. If Ms. Hantho or Messrs. Cumming, Walter or Cronin are either terminated other than for cause or resign for good reason, for the lesser of 12 months after their termination or until they are gainfully employed, the Company will be required to pay them their annual base salary together with life and health insurance benefits, subject to their compliance with the provisions protecting our confidential information and barring their competition with us under certain circumstances. If any of these executive officers are terminated for cause or resigns without good reason, no further salary, bonuses or other compensation will be due except for any amount which has accrued but not been paid prior to the termination date.

Under the employment agreements, each executive has agreed not to use or disclose our confidential information. Each executive has also agreed to assign to us all innovations, discoveries and inventions he or she develops during the course of his or her employment. Each executive also has agreed to assist us in obtaining patents, copyrights or trademarks on any protectable ideas and inventions during the course of his or her employment. Such provisions are effective during and after the termination of the agreements for a period of 12 months (for Mr. Cumming) or 18 months (for Messrs. Adler, Walter and Cronin and Ms. Hantho).

Each executive has also agreed that he or she will not join or assist any of our customers, served by him or her or by any other of our principals or employees during the term of the executive's employment with us, or any enterprise in the United States or Canada engaged in a business that is directly competitive with us for a period of one year after termination of his or her employment without our consent, which consent cannot be unreasonably withheld.

LONG TERM INCENTIVE PLAN

We sponsor the Webhelp.com Inc. 1999 Long Term Incentive Plan. Under the plan, up to an aggregate of 3,500,000 shares of our common stock will be available for issuance of awards to our employees, directors and consultants, of which none had been granted prior to January 1, 2000.

The following discussion of the material features of the plan is qualified by reference to the text of the plan filed as an exhibit to the Registration Statement of which this prospectus forms a part.

The plan is administered by the compensation committee of our board of directors which determines the persons who are to receive awards and the number of shares to be subject to each award. In selecting individuals for awards and determining the type of award and the terms thereof, the compensation committee may take into consideration any factors it deems relevant including present and potential contributions to our success. Awards may be in the form of stock options, grants of restricted stock, stock appreciation rights, other stock-based awards and performance awards payable upon achievement of specified goals. Options granted under the plan must be exercised within a period fixed by the compensation committee, which may not exceed ten years from the date of the grant of the option. Awards may be made exercisable in whole or in installments, as determined by the compensation committee.

Options may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. The exercise price may not be less than the par value of our common stock or, in the case of incentive stock options, not less than the fair market value of our common stock on the date of grant of the option. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code of 1986, options which are granted under the plan are intended to be "non-qualified stock options". The exercise price may be paid in cash, shares of our common stock owned by the optionee, or in a combination of cash and shares.

The plan provides that, in the event of changes in our corporate structure or certain events affecting our common stock, our board of directors may, in its discretion, make adjustments with respect to the number of shares which may be issued under the plan or which are covered by outstanding options or other awards, in the exercise price per share, or both. In connection with certain changes of our control of or any sale or transfer by us of all or substantially all our assets, all outstanding options under the plan will become exercisable in full on or prior to the effective date of the merger, consolidation, sale, transfer or other change of control transaction.

401(K) RETIREMENT SAVINGS PLAN

We are implementing a 401(k) retirement savings plan. The purpose of the retirement plan will be to provide our employees with an opportunity to save for retirement on a tax-advantaged basis.

All U.S. employees will be eligible to participate in the retirement plan following completion of months of service with us and attainment of age . The retirement plan will permit employees to defer receipt of a portion of their compensation in accordance with Section 401(k) of the Code and have it contributed, by way of payroll deductions, to the retirement plan. An employee's interest in his or her 401(k) contributions will be fully vested at all times. The retirement plan will also provide for discretionary matching contributions
of     % of the first % of compensation contributed by an employee. For plan participants who were employed as of the effective date of the retirement plan, matching contributions will be fully vested and for plan participants who became employees subsequent to that date, matching contributions will vest over a year period.

An employee generally will be entitled to payment of his or her account balance under the retirement plan upon retirement (usually at age 65), death, permanent disability or other termination of employment. Payment under the retirement plan will be made in the form of a lump sum.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation provides that a director of Webhelp.com shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

o      any breach of the director's duty of loyalty to us or our stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o      the unlawful payment of dividends or unlawful stock purchases under
       Section 174 of the Delaware General Corporation Law; or

o any transaction from which the director derived any improper personal benefit.

If the Delaware General Corporation Law is amended to eliminate or further limit the personal liability of directors, then the liability of a director of Webhelp.com shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of such provision of our certificate of incorporation by our stockholders shall be prospective only and shall not adversely affect any right or protection of a director of Webhelp existing at the time of such repeal or modification.

While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty, nor does it have any effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of our certificate of incorporation described above apply to an officer of Webhelp.com only if he or she is a director of Webhelp.com and is acting in his or her capacity as a director, and do not apply to our officers who are not directors.

Our certificate of incorporation provides to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, or any comparable successor law, as the same may be amended and supplemented from time to time, that:

o we may indemnify all persons whom we have power to indemnify under the Delaware General Corporation Law from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby;

o we shall indemnify each such person if he or she is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of

       Webhelp.com or because he or she was serving Webhelp.com or any other legal entity in any capacity at our request while a director, officer, employee or agent of Webhelp.com; and

o we shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

Our certificate of incorporation further provides that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial
ownership of our common stock as of March   , 2000 and after giving effect to
the offering, of :

o each person who we know beneficially owns more than five percent of our common stock;

o      each of our directors;

o      our Chief Executive Officer; and

o      all of our executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                    PERCENTAGE OF
                                                                     OWNERSHIP(1)
              NAME AND ADDRESS OF                  NUMBER OF
                BENEFICIAL OWNER                   SHARES(1)       PRIOR TO OFFERING        AFTER OFFERING
              -------------------                  ---------       -----------------        --------------
Kerry Adler(2)                                                               %
  c/o Webhelp.com Inc.
  One Dundas Street West
  Suite 2500
  Toronto, ON M5G 1Z3.......................

Laura Hantho(3)                                                              %
  c/o Webhelp.com Inc.
  One Dundas Street West
  Suite 2500
  Toronto, ON M5G 1Z3.......................

Hugh Cumming(4)                                                              %
  c/o Webhelp.com Inc.
  One Dundas Street West
  Suite 2500
  Toronto, ON M5G 1Z3.......................

eliance Corporation..........................                                %
  7800 Equitable Drive
  Suite 250
  Minneapolis, MN 55344

Insight Capital Partners(5)..................                                %
  527 Madison Avenue
  10th Floor
  New York, NY 10022

W-W-H Investors LLC..........................                                %
  411 West Putnam
  Greenwich, CT 06830

CIBC WMC Inc.................................                                %
  425 Lexington Avenue
  New York, NY 10017

Ramanan Raghavendran(6)......................                                %
  c/o Insight Capital Partners
  527 Madison Avenue
  10th Floor
  New York, NY 10022

Jeffrey Horing(7)............................                                %
  c/o Insight Capital Partners
  527 Madison Avenue
  10th Floor
  New York, NY 10022

Wes Nichols..................................                                *
  c/o Webhelp.com Inc.
  One Dundas Street West
  Suite 2500
  Toronto, ON M5G 1Z3.......................

All executive officers and directors as a group (8 persons)(2)(3)(4)(6)(7)

---------------

*      Indicates ownership percentage of less than one percent.

(1)    Amounts and percentages include outstanding options which are exercisable
       within 60 days of March   , 2000

(2)    Includes       shares owned by eliance Corporation held in escrow subject to option to purchase such shares.

(3)    Includes       shares owned by eliance Corporation held in escrow subject to Ms. Hantho's option to purchase such shares.

(4)    Includes       shares owned by eliance Corporation held in escrow subject to Mr. Cummings' option to purchase such shares.

(5)    These shares are held by five funds managed by Insight Capital Partners;
       Insight Capital Partners II, L.P. holds          shares; Insight Capital
       Partners (Cayman) II, L.P. holds         shares; Insight Capital
       Partners III, L.P. holds            shares; Insight Capital Partners
       (Co-Invest) III, L.P. holds            shares; and Insight Capital
       Partners (Cayman) III, L.P. holds          shares.

(6)    Includes         shares held by the five funds managed by Insight Capital
       Partners. Mr. Raghavendran, one of our directors, is a special partner of Insight Capital Partners. Mr. Raghavendran disclaims beneficial ownership of the shares held by the entities affiliated with Insight Capital Partners, except to the extent of his pecuniary interest therein.

(7)    Includes         shares held by the five funds managed by Insight Capital
       Partners. Mr. Horing, one of our directors, is a general partner of Insight Capital Partners. Mr. Horing disclaims beneficial ownership of the shares held by the entities affiliated with Insight Capital Partners, except to the extent of his pecuniary interest therein.

                              CERTAIN TRANSACTIONS

LOAN FROM INSIGHT

On November 10, 1999, we borrowed $2,000,000 from Insight Capital Partners at an interest rate of 8% per annum. Our obligations to repay this loan were canceled as partial payment for the 15,000,000 shares of Series A convertible preferred stock issued to various Insight funds on December 29, 1999.

ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK

Based on a valuation established in July 1999 and in accordance with a binding letter of intent dated November 18, 1999 and a stock purchase agreement dated December 29, 1999, we issued an aggregate of 15,000,000 shares of Series A stock for a purchase price of $0.53 per share, or an aggregate of $8,000,000 before expenses. Of those shares, 5,797,592 shares were issued to InSight Capital Partners III, L.P.; 1,436,168 shares were issued to InSight Capital Partners (Cayman) III, L.P.; 1,016,240 shares were issued to InSight Capital Partners (Co-Invest) III, L.P.; 4,781,250 shares were issued to W-W-H Investors LLC and 1,968,750 shares were issued to Imprimis SB LP. The current holders of the Series A stock are controlling stockholders of eliance Corporation. The liquidation value of the Series A stock is $1.28 per share plus accrued but unpaid dividends. Shares of the Series A stock will automatically be converted
into shares of our common stock on a   -to-   basis upon consummation of the
offering.

TRANSACTION WITH ELIANCE CORPORATION

Pursuant to a binding letter of intent dated November 29, 1999 and an asset purchase agreement dated as of December 29, 1999 between us, our wholly owned subsidiary and eliance, we purchased certain assets from eliance, including all rights under certain agreements, contracts and licenses, the name and URL "Webhelp.com" and the trademarks "Webhelp.com," "Webhelpme," "Webhelpmebuy," and "Webhelpmesell". The purchase price was $4,256,400 cash and 8,500,000 shares of our common stock, of which 5,500,000 are subject to the share escrow agreement described below. Mr. Adler, Ms. Hantho, Mr. Cumming and Mr. Walter were previously employed by eliance. The asset purchase agreement also provides for mutual releases between eliance and us and the indemnification of us, Mr. Adler and Ms. Hantho. See "Business -Legal Proceedings."

SHARE ESCROW AGREEMENT. In connection with the eliance transaction, we entered into a share escrow agreement dated as of December 29, 1999 whereby eliance delivered 5,500,000 of the shares received as consideration for the asset purchase to Torys as the escrow agent. The shares are being held in escrow as security for the indemnification provisions of the asset purchase agreement. eliance retains voting rights over the shares during the period of the escrow agreement. The escrow agreement provides that Mr. Adler, Ms. Hantho, Mr. Cumming, Mr. Walter and another individual, may purchase up to 4,500,000 of the shares held in escrow at any time and from time to time until the fifth anniversary of the escrow agreement. All or any part of the first 1,500,000 of the shares subject to this option have a purchase price of $0.60 per share. The second 1,500,000 shares have a purchase price of $1.20 per share, and the last 1,500,000 shares have a purchase price of $1.80 per share. The purchase price for the shares will be zero, however, if the proceeds from this offering are $25,000,000 or more and eliance obtains a firm commitment from a purchaser of its Web800 business or completes a sale of fifty percent (50%) or more of the assets of its Web800 business. Torys is not entitled to compensation for services rendered as escrow agent pursuant to the escrow agreement.

SOFTWARE LICENSE AGREEMENT. Pursuant to a software license agreement dated December 29, 1999, eliance has granted us a perpetual, nonexclusive, royalty-free license to use and modify machine readable versions of the eBus transaction engine. The eBus transaction engine consists of scalable component architecture providing a suite of generic services to facilitate e-commerce and related functions of our Web site. The license provides us with copies of the source code to the software to enable us to maintain and update the software ourselves.

INTERNET SERVICES AGREEMENT. Pursuant to an Internet services agreement dated December 29, 1999, eliance is providing us with Web center services on an exclusive basis within the field of customer-initiated Internet search inquiries for a period ending May 31, 2000. The services include the employment and training of Web Wizards, who must be available twenty-four hours a day seven days a week at up to 150 Web center work stations. eliance provides and maintains all equipment and machines necessary for the performance of these services and provides us with an office and access to their facilities at Minot, North Dakota and Minneapolis, Minnesota. In addition, eliance is required to ensure quality control and compliance with our policies and training programs through daily monitoring of the services provided on a random sampling basis. We reimburse eliance for the salaries and benefits of the personnel we use and pay a percentage-based allocation of the costs attributable to the services provided at the Web center stations. We are currently considering negotiating an extension of this agreement.

ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to a Series B convertible preferred stock purchase agreement dated as of December 31, 1999 among Webhelp, Mr. Adler, Ms. Hantho, Mr. Cumming, Mr. Walter, CIBC WMC Inc., an affiliate of CIBC World Markets Corp. (a representative of the underwriters of this offering) and another common stockholder, we issued 3,671,329 shares of Series B convertible preferred stock to CIBC WMC Inc. for a purchase price of approximately $8.17 per share, or an aggregate purchase price of $30,000,000 before expenses. The liquidation value of the Series B stock is $19.73 per share plus accrued but unpaid dividends thereon. Upon liquidation, the Series A and Series B stockholders will be paid the amounts to which they are entitled on an equivalent basis. The Series B stock will automatically be converted to our
common stock on a    -to-    basis upon consummation of the offering. With
$10,000,000 of the proceeds, we repurchased 734,265 shares of our common stock from Mr. Adler for $6.0 million, 195,804 shares from Ms. Hantho for $1.6 million, 146,853 shares from Mr. Cumming for $1.2 million, 122,378 shares from Mr. Walter for $1.0 million and 24,476 shares from other common stockholders for $200,000. These shares represented approximately 5% of the shares held by the founders.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

We are a party to an amended and restated investor rights agreement dated as of December 31, 1999 that provides eliance, InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, L.P., InSight Capital Partners (Co-Invest) III, L.P., Insight Capital Partners II, L.P., Insight Capital Partners (Cayman) II, L.P., W-W-H Investors LLC, Imprimis SB LP, CIBC WMC Inc., Kerry Adler, Laura Hantho, Hugh Cumming, Dan Walter, and another common stockholder with the ability to demand registration under the Securities Act of all or a portion of the shares of our common stock owned by them from time to time at any time after we become eligible to file a registration statement on Form S-3, which will not be earlier than one year after the date of this offering. Of these shares, including shares issued upon the conversion of the Series A stock and Series B stock to our common stock upon consummation of the offering, 8,500,000 are held by eliance, 5,797,592 are held by Insight Capital Partners III, L.P., 1,436,168 are held by Insight Capital Partners (Cayman) III, L.P., 1,016,240 are held by Insight Capital Partners (Co-Invest) III, L.P., 4,781,250 are held by W-W-H Investors LLC, 1,968,750 are held by Imprimis SB LP, 3,671,329 are held by CIBC WMC, Inc., 13,665,735 are held by Kerry Adler, 3,644,196 are held by Laura Hantho, 2,733,147 are held by Hugh Cumming and 2,277,622 are held by Dan Walter. In general, eliance or a stockholder or stockholders holding in the aggregate at least 75% of the Series B stock may request that we register the sale of their shares of Common Stock on one occasion, and a stockholder or stockholders, other than eliance or holders of Series B stock, holding in the aggregate at least 20% of the shares subject to the agreement may request that we register the sale of their shares of common stock on up to two occasions. These stockholders also have the right under certain circumstances to include all or a portion of their shares on registration statements we file. We are obligated to bear all of the expenses in connection with the registration of these shares except for registrations initiated by eliance or, under certain circumstances, upon withdrawal of a registration request by an initiating stockholder. Our obligation to register the shares subject to the agreement terminates five years after consummation of this offering.

                          DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our certificate of incorporation and our by-laws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

As of February 29, 2000, our authorized capital stock consisted of 65,000,000 shares of common stock, $0.01 par value per share, of which shares were issued and outstanding (excluding treasury shares) and held of record by stockholders, shares are issuable upon the exercise of outstanding stock options to participants pursuant to our 1999 Long Term Incentive Plan, and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 15,000,000 shares have been designated as Series A convertible preferred stock and 3,671,329 shares have been designated as Series B convertible preferred stock and were issued and outstanding.

COMMON STOCK

Holders of our common stock are entitled to one vote per share on all matters which, pursuant to the Delaware General Corporation Law, require the approval of our stockholders, other than matters relating solely to another class of stock. In the event of a liquidation, dissolution or winding up of Webhelp.com, holders of our common stock are entitled to participate ratably in all distributions to the holders of our common stock after payment of liabilities and satisfaction of any preferential rights of holders of preferred stock. Holders of our common stock are not entitled to any preemptive rights. Subject to any preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive cash dividends ratably on a per share basis if and when such dividends are declared by the board of directors from funds legally available for payment.

The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

Our board of directors is authorized to provide for the issuance by us of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption or repurchase, redemption or repurchase prices, limitations or restrictions thereon, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of any series of preferred stock may have an adverse effect on the rights of holders of our common stock, and could decrease the amount of earnings and assets available for distribution to holders of our common stock. In addition, any issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control.

Since our formation, we have issued an aggregate of 18,671,329 shares of preferred stock, in two series. See "Certain Transactions--Issuance of Series A Convertible Preferred Stock" and "-- Issuance of Series B Convertible Preferred Stock."

We have no present plans to issue any additional shares of preferred stock.

PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS

The description set forth below of certain provisions of our certificate of incorporation and our by-laws is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our by-laws, the forms of which are included as exhibits to the Registration Statement of which this prospectus is a part.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES; SPECIAL MEETINGS; QUORUM. Our by-laws provide that the number of our directors may be fixed from time to time by vote of the stockholders or of our board of directors, but that the number of directors which constitutes the whole board shall be between one and eight. Except where a vacancy on the board is created pursuant to the removal of a director as described below or where vacancies occur contemporaneously in the offices of all of the directors, which vacancies will be filled by the stockholders, vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office or by a sole remaining director. Our by-laws provide that directors may be removed from the board, with or without cause, by the affirmative vote of our stockholders holding a majority of the shares of our capital stock.

Our by-laws further provide that special meetings of our board of directors may be called by our President or any two directors on notice to all the directors. The presence of one-third or more of the directors constituting our board of directors shall constitute a quorum for the transaction of business at any regularly held or special meeting of the board. Except as may otherwise be provided under the Delaware General Corporation Law, if a quorum is present then a vote of the majority of the directors present shall be the act of the board.

SPECIAL MEETINGS; ACTIONS BY WRITTEN CONSENT; ADVANCE NOTICE PROVISIONS. Our by-laws provide that except as otherwise provided by the Delaware General Corporation Law, special meetings of our stockholders may only be called by resolution of our board of directors, by our President or by the holders of a majority of the outstanding shares of our capital stock entitled to vote on matters to be voted on at such meeting. Our by-laws also require advance notice of any special meeting of our stockholders to be delivered to each stockholder entitled to vote at such a meeting.

AMENDMENT OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS. Under the Delaware General Corporation Law, stockholders have the right to adopt, amend or repeal their corporation's by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, subject to the terms of one or more series of preferred stock as designated from time to time by our board of directors, our certificate of incorporation provides that our by-laws may be adopted, altered or repealed by our board of directors.

ANTI-TAKEOVER LEGISLATION

Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless:

o prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

o on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include:

o any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date; and

o      the affiliates and associates of any such person.

Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

STOCK TRANSFER AGENT

The transfer agent for our common stock will be American Stock Transfer & Trust Company, New York, New York and CIBC Mellon Trust Company, Toronto, Ontario.

STOCK EXCHANGE LISTINGS

We have applied for the listing of our common stock on the Nasdaq National Market under the symbol "WHLP" and we intend to apply for the listing of our common stock on The Toronto Stock Exchange under the symbol "WHP". These listings are subject to our fulfilling the requirements of the Nasdaq Stock Market and The Toronto Stock Exchange, including distribution of the securities to a minimum number of public stockholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

U.S. RESALE RESTRICTIONS

When the offering is completed, we will have a total of             shares of
common stock outstanding. The                 shares offered by this prospectus
will be freely tradeable unless they are purchased by "affiliates" of Webhelp, as defined in Rule 144 under the Securities Act of 1933. The remaining shares are "restricted", which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from
registration, such as provided through Rule 144. Under Rule 144,             of
the restricted shares may be sold in                   and the remainder may be
sold in                .

Substantially all of our current stockholders have agreed to a 180-day "lock-up" with respect to their common stock that they own or may acquire by exercising stock options. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144 once they have been held for one year.

We intend to file a registration statement on Form S-8 under the Securities Act
to register the         shares of our common stock authorized and reserved for
issuance pursuant to our 1999 Long Term Incentive Plan. Upon the filing of the Form S-8, outstanding shares of our common stock so registered may be freely sold without restriction, except for shares held by our officers, directors and other affiliates. See "Management -- 1999 Long Term Incentive Plan."

CANADIAN RESALE RESTRICTIONS

Excluding any common shares purchased in this offering, as of February 29, 2000,
Canadian residents held                 shares of common stock and options or
warrants to purchase            shares of common stock.  Under applicable
Canadian securities laws, all shares or shares issuable upon exercise of these options may not be sold or otherwise disposed of for value, except pursuant to a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, until we have been a reporting issuer for at least 12 months, or 18 months in the case of a control person under applicable Canadian securities laws, in the province in which the shareholder or optionee resides. We will become a reporting issuer when we file this prospectus with the securities regulatory authorities of those provinces and when those authorities issue receipts for the prospectus. We expect that the receipts will be issued on or about the date of this prospectus. We intend to apply to these regulatory authorities for a discretionary exemption that would permit sales of our common stock by residents of these provinces who are our employees, consultants or other service providers and acquire such shares upon the exercise of stock options after we have been a reporting issuer for 180 days, provided that the particular employee, consultant or service provider has held the shares or stock options for a combined period of at least one year, and that the sale is made through the facilities of The Nasdaq National Market.

If the discretionary exemption is granted or other steps taken to allow the sale
of such common stock are successful,                  shares of common stock
issued or issuable upon the exercise of outstanding and vested options, which would otherwise be subject to the resale restrictions described above, will be eligible for resale 180 days after the completion of this offering.

ESCROWED SECURITIES

We intend to seek discretionary relief from securities regulators in each of the provinces of Canada to be exempt from applicable escrow rules, in accordance with the policies of The Toronto Stock Exchange and the proposed policies of the Canadian Securities Administrators concerning the disposition of shares held by certain persons related to a company engaging in an initial public offering. In the event such relief is not obtained, several holders of common shares may have to enter into an escrow agreement with us and a trustee, pursuant to which shares held by those persons will be placed in escrow with the trustee to be released over a prescribed time period.

                                  UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., U.S. Bancorp Piper Jaffray Inc. and RBC Dominion Securities Corporation are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

               UNDERWRITER                                                                    NUMBER OF SHARES
               -----------                                                                    ----------------
               CIBC World Markets Corp................................................

               U.S. Bancorp Piper Jaffray Inc.........................................

               RBC Dominion Securities Corporation....................................






                                                                                              -----------------
               Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events, including the occurrence of a material adverse change in the state of the financial markets.

This offering is being made concurrently in the United States and all of the provinces of Canada. The shares of common stock will be offered in the United States through the underwriters either directly or through their respective U.S. broker-dealer affiliates or agents. The shares of common stock will be offered in all of the provinces of Canada by CIBC World Markets Inc. and RBC Dominion Securities Inc., the Canadian affiliates of CIBC World Markets Corp. and RBC Dominion Securities Corporation, respectively, and other registered dealers that may be designated by the underwriters. Subject to applicable law, the underwriters may offer the shares of common stock outside of Canada and the United States.

The shares should be ready for delivery on or about              , 2000 against
payment in immediately available funds. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities
dealers at such price less a concession of $         per share. The underwriters
may also allow, and such dealers may reallow, a concession not in excess of
$         per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the
underwriters to purchase a maximum of         additional shares from us to cover
over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount and commissions. If this option is exercised in full,
the total price to public will be $ and the total proceeds to us will be $     .
The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount and commissions that we will pay to the underwriters.

                         PER SHARE                 TOTAL WITHOUT EXERCISE             TOTAL WITH FULL EXERCISE
                                                  OF OVER-ALLOTMENT OPTION            OF OVER-ALLOTMENT OPTION
                         ---------                ------------------------            ------------------------
                        $                               $                                    $

We estimate that our total expenses of the offering, excluding the underwriting
discounts and commissions, will be approximately $       .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and applicable Canadian provincial securities legislation.

We and our officers and directors and substantially all other current stockholders, have agreed to a 180-day "lock up" with respect to the shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that for a period of 180 days following the date of this prospectus, neither we nor such persons may offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

At our request, the underwriters have reserved for sale up to         shares for
employees, directors and other persons associated with us. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by us and the representatives, based on the following factors:

o the history of, and prospects for, us and the industry in which we compete;

o      our past and present financial performance;

o      assessment of our management and the present state of our development;

o      our prospects for future earnings;

o the prevailing market condition of the applicable U.S. and Canadian securities markets at the time of this offering;

o market valuations of publicly traded companies that we and the representatives believe to be comparable to us; and

o      other factors that we deemed relevant.

Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the underwriters may not, throughout the period of distribution, bid for or purchase our common shares. This restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

Subject to the foregoing, the rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

o Stabilizing transactions - The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

o Over-allotments and syndicate covering transactions - The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

o Penalty bids - If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages releases of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market, The Toronto Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

In addition to the underwriting discounts and commissions described above, an affiliate of CIBC World Markets Corp., a representative of the underwriters, acquired an aggregate of 3,671,329 shares of our Series B stock in December 1999, at a purchase price of $8.17 per share, for an aggregate purchase price
of approximately $30,000,000. These shares will convert into           shares
of common stock upon the completion of this offering. Under the rules of the National Association of Securities Dealers, Inc., the acquisition of these shares at a price below the initial public offering price may be deemed to be additional compensation to the underwriters. Based upon the initial public
offering price of $           per share, this additional compensation to the
underwriters amounts to approximately $          .

Under the rules of the National Association of Securities Dealers, Inc., the
          shares of common stock that will be held by this affiliate of CIBC World Markets Corp. upon the completion of this offering may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this prospectus, except to officers, partners (not directors) of the underwriters and members of the selling group and/or their officers or partners.

                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Torys, 237 Park Avenue, New York, New York 10017 and Suite 3000, Maritime Life Tower, 79 Wellington Street West, Toronto, Ontario M5K 1N2. Certain legal matters in connection with the sale of the shares of our common stock offered hereby will be passed upon for the underwriters by Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 and by Blake, Cassels & Graydon LLP, Suite 2300, Commerce Court West, Toronto, Ontario, M5L 1A9.

                                     EXPERTS

The consolidated balance sheet of Webhelp.com as of December 31, 1999 and the consolidated statements of operations and comprehensive loss and stockholders' equity and cash flows for the period from May 27, 1999 (inception) to December 31, 1999, included in this prospectus, have been audited by Ernst & Young LLP, independent chartered accountants, as indicated in their report appearing elsewhere herein, and are included in reliance upon such report given the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov".

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

                                WEBHELP.COM INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                           ----
Independent Auditors' Report................................................................               F-2
Consolidated Balance Sheet..................................................................               F-3
Consolidated Statement of Operations and Comprehensive Loss.................................               F-4
Consolidated Statement of Cash Flows .......................................................               F-5
Consolidated Statement of Stockholders' Equity..............................................               F-6
Notes to Consolidated Financial Statements..................................................               F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WEBHELP.COM INC.

We have audited the accompanying consolidated balance sheet of WEBHELP.COM INC. [a development stage company] as of December 31, 1999 and the related consolidated statement of operations and comprehensive loss, stockholders' equity and cash flows for the period from May 27, 1999 to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WEBHELP.COM INC. as of December 31, 1999, and the consolidated results of its operations and its cash flows for the period from May 27, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Toronto, Canada,
January 12, 2000 [except as to notes 9[b]
and 6[b] which are dated as of January 22
and March 6, 2000, respectively].                          Chartered Accountants

WEBHELP.COM INC. [a development stage company]

                           CONSOLIDATED BALANCE SHEET
                      [expressed in United States dollars]

As at December 31


                                                                                            1999
                                                                                               $
------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT
Cash and cash equivalents                                                              21,178,857
Accounts receivable                                                                        32,795
Prepaid expenses                                                                        2,475,294
Due from shareholder [NOTE 6[A][I]]                                                     2,563,280
------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                   26,250,226
------------------------------------------------------------------------------------------------------------------
Fixed assets, net [NOTE 4]                                                              2,354,797
Intangible assets, net [NOTE 5]                                                           582,207
------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           29,187,230
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
Accounts payable                                                                        1,563,287
Accrued compensation and related expenses                                                 134,928
Other accrued liabilities                                                                  53,401
------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                               1,751,616
------------------------------------------------------------------------------------------------------------------
Commitments and contingency [NOTE 9]

STOCKHOLDERS' EQUITY
Capital stock [NOTE 6]
Convertible preferred stock, $0.01 par value; 20,000,000 shares authorized;
     issuable in series
   Series A convertible preferred stock, $0.01 par value; 15,000,000 shares designated, issued and outstanding; aggregate liquidation preference of
     $19,200,000                                                                          150,000
   Series B convertible preferred stock, $0.01 par value; 3,671,329 shares designated, issued and outstanding; aggregate liquidation preference of
     $72,435,321                                                                           36,713
   Common stock, $0.01 par value; 65,000,000 shares authorized; 31,276,224
     shares issued and outstanding                                                         87,415
Additional paid-in capital                                                             42,067,473
Deficit accumulated during the development stage                                      (14,905,987)
------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                             27,435,614
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             29,187,230
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

WEBHELP.COM INC. [a development stage company]

           CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
                      [expressed in United States dollars]


                                                                                  FOR THE PERIOD
                                                                                      MAY 27,
                                                                                      1999 TO
                                                                                   DECEMBER 31,
                                                                                       1999
                                                                                         $
------------------------------------------------------------------------------------------------------------------

REVENUE                                                                                    29,857
COST OF REVENUE                                                                           844,916
------------------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS)                                                                      (815,059)
------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Sales and marketing                                                                       654,124
General and administrative [NOTE 3]                                                     3,110,672
Product development                                                                       180,638
Amortization of intangibles                                                                48,063
Depreciation of fixed assets                                                               67,278
-------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                                4,060,775
-------------------------------------------------------------------------------------------------------------------
Operating loss                                                                         (4,875,834)
------------------------------------------------------------------------------------------------------------------
Interest expense, net                                                                      30,153
------------------------------------------------------------------------------------------------------------------
NET LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD                                         (4,905,987)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

NET LOSS PER SHARE - BASIC AND DILUTED                                                     $(0.20)

WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING USED TO COMPUTE BASIC
     AND DILUTED NET LOSS PER SHARE                                                    24,095,508

PROFORMA NET LOSS PER SHARE - BASIC AND DILUTED                                            $(0.20)

WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING USED TO COMPUTE PROFORMA BASIC
     AND DILUTED NET LOSS PER SHARE                                                    24,317,751
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

WEBHELP.COM INC. [a development stage company]

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      [expressed in United States dollars]


                                                                                  FOR THE PERIOD
                                                                                      MAY 27,
                                                                                     1999, TO
                                                                                   DECEMBER 31,
                                                                                       1999
                                                                                         $
------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net loss for the period                                                                (4,905,987)
Add items not involving cash
   Expenses paid for in common stock [NOTE 3]                                           2,600,000
   Depreciation and amortization                                                          115,341
------------------------------------------------------------------------------------------------------------------
                                                                                       (2,190,646)

Net changes in non-cash working capital balances
   related to operations [NOTE 10]                                                      2,512,569
------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                     321,923
------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of fixed assets                                                                 (131,654)
Purchase of assets [NOTE 3]                                                            (4,256,400)
------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                                      (4,388,054)
------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from issuance of bridge loan [NOTE 6[A][I]]                                    2,000,000
Issuance of common stock, net of issuance costs [NOTE 6[A][II]]                            16,412
Issuance of convertible preferred stock Series A, net of issuance costs                 3,377,250
Issuance of convertible preferred stock Series B, net of issuance costs                29,851,326
Repurchase of common stock                                                            (10,000,000)
------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                                  25,244,988
------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS DURING THE PERIOD AND
   CASH AND CASH EQUIVALENTS, END OF PERIOD                                            21,178,857
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

WEBHELP.COM INC. [a development stage company]

                            CONSOLIDATED STATEMENT OF
                              STOCKHOLDERS' EQUITY
                      [expressed in United States dollars]


                                 CONVERTIBLE                CONVERTIBLE
                                  PREFERRED                  PREFERRED
                                    STOCK                      STOCK                      COMMON                ADDITIONAL
                            SERIES A - PAR VALUE       SERIES B - PAR VALUE          STOCK - PAR VALUE        PAID-IN CAPITAL
                            Number             $       Number              $       Number            $               $
--------------------------------------------------------------------------------------------------------------------------

BALANCE, MAY 27, 1999 [INCEPTION]
   [NOTE 6[A][II]]                    --       --          --              --  23,760,000             15                --
Issuance of common stock
   [NOTE 6[A][II]]                    --       --          --              --     240,000          2,400            47,600
Issuance of preferred stock
   [NOTE 6[A][I]]             15,000,000  150,000          --              --          --             --         7,790,530
Issuance of common stock
   [NOTE 3]                           --       --          --              --   8,500,000         85,000         4,414,730
Issuance of preferred stock
   [NOTE 6[A][I]]                     --       --   3,671,329          36,713          --             --        29,814,613
Repurchase of common stock
   [NOTE 6[A][II]]                    --       --          --              --  (1,223,776)            --                --
Net loss for the period               --       --          --              --          --             --                --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999    15,000,000  150,000   3,671,329          36,713  31,276,224         87,415        42,067,473
--------------------------------------------------------------------------------------------------------------------------



                                       DEFICIT
                                      ACCUMULATED        TOTAL
                                      DURING THE      STOCKHOLDERS'
                                   DEVELOPMENT STAGE     EQUITY
                                           $               $


BALANCE, MAY 27, 1999 [INCEPTION]
   [NOTE 6[A][II]]                           --                15
Issuance of common stock
   [NOTE 6[A][II]]                           --            50,000
Issuance of preferred stock
   [NOTE 6[A][I]]                            --         7,940,530
Issuance of common stock
   [NOTE 3]                                  --         4,499,730
Issuance of preferred stock
   [NOTE 6[A][I]]                            --        29,851,326
Repurchase of common stock
   [NOTE 6[A][II]]                  (10,000,000)      (10,000,000)
Net loss for the period              (4,905,987)       (4,905,987)
------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999          (14,905,987)       27,435,614
------------------------------------------------------------------


SEE ACCOMPANYING NOTES

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

1. NATURE OF BUSINESS

Webhelp.com Inc. ["Webhelp" or the "Company"] provides Web-based Internet search capabilities. The primary product of the Company is the Webhelp.com service which provides real-time, human assisted search capabilities, customer service and e-commerce services to consumers and corporations using a single technology platform. The Company's principal markets are in North America.

The Company was incorporated in the State of Delaware on May 27, 1999 as BlueSky Ventures Inc. On November 20, 1999, the name of the Company was changed to Webhelp.com Inc. On November 30, 1999, the Company launched its web site.

The Company was in the development stage as at December 31, 1999, with primary efforts directed toward the raising of capital and the development of markets.

2. SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are stated in United States dollars.

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries, Ispoke.com Inc., a U.S. company, and Webhelp Canada Inc., a Canadian company. All intercompany accounts and transactions have been eliminated on consolidation.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

FIXED ASSETS

Fixed assets are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the following periods:

Computer software                          3 years
Computer hardware                          3-5 years
Furniture and fixtures                     3-5 years

INTANGIBLES

Intangibles represent licences, trademarks, names and other intangibles. Intangibles are amortized on a straight-line basis over three years. Management reviews on an ongoing basis the valuation and amortization of the intangibles. The determination as to whether there has been an impairment is made by comparing the carrying value of the intangible to the projected undiscounted net revenue stream to be generated by the related activity.

CASH AND CASH EQUIVALENTS

The Company invests its excess cash in debt securities and considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As at December 31, 1999, all of the Company's cash equivalents were classified as held-to-maturity.

CONCENTRATIONS OF CREDIT RISK AND CREDIT RISK EVALUATIONS

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents consist principally of debt securities held with North American financial institutions with high credit standing. As at December 31, 1999, 94% of the Company's cash and cash equivalents were held at one institution. The Company has not experienced any significant losses on its cash and cash equivalents.

The Company conducts business with companies in various industries primarily in the United States and Canada. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit issues.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

REVENUE RECOGNITION

Revenue for the period ended December 31, 1999 consisted solely of advertising revenue derived from short-term advertising contracts. Under these contracts, the Company delivers impressions [for example banner ads, page sponsorships and buttons] to users of the Company's consumer portal over a specific period of time for a fixed fee. Advertising rates, typically measured on a cost per thousand impressions ["CPMs"] basis, are dependent on whether the impressions are for general rotation throughout the Company's web site or for targeted audiences and properties within specific areas of Webhelp's Internet page. The Company recognizes revenue based upon actual impressions delivered.

No barter transactions were entered into for the period ended December 31, 1999.

Commencing in 2000, the Company expects to earn additional revenue from corporate and consumer services which may include:

o        Search services charged on a per user or per engagement basis;
o        Membership charged on a monthly basis; and
o        Electronic commerce transaction fees.

Search services will be recognized based on the actual number of engagements delivered at contractual per answer rates. Membership revenues will be recognized ratably based on the passage of time. Commission based e-commerce services will be recorded when the consumer has consummated their transaction online with the Company's third party client, and the value of the Company's commission can be ascertained.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the period. Gains and losses on foreign currency transactions are included in general and administrative expenses.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]


December 31, 1999

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ["APB 25"] and makes the pro forma disclosures required by Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation".

ADVERTISING COSTS

The Company expenses the costs of advertising as incurred. Advertising expense for the period from May 27, 1999 to December 31, 1999 was $614,432.

INCOME TAXES

The Company uses the liability method to account for income taxes as required by SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents in the weighted average number of common shares outstanding for a period, if dilutive.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

PRO FORMA NET LOSS PER SHARE AND PRO FORMA STATEMENT OF STOCKHOLDERS' EQUITY

Pro forma net loss per share has been computed as described above and also gives effect to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial public offering, using the if converted method. The calculation of historical and pro forma basic and diluted net loss per share and pro forma statement of stockholders' equity is as follows:


                                                                                     PERIOD FROM
                                                                                    MAY 27, 1999
                                                                                   TO DECEMBER 31,
                                                                                        1999
                                                                                          $
------------------------------------------------------------------------------------------------------------------

Historical net loss                                                                    (4,905,987)
------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding used to compute
basic and diluted net loss per share                                                   24,095,508
Basic and diluted net loss per share                                                       $(0.20)
Pro forma net loss                                                                     (4,905,987)
Weighted average number of shares of common stock
used in computing basic and diluted net loss per share [from above]                    24,095,508
Adjustment to reflect the effect of the assumed conversion
of preferred stock from the date of issuance                                              222,243
Weighted average shares outstanding used in computing
pro forma basic and diluted net loss per share                                         24,317,751
Pro forma basic and diluted net loss per share [NOTE 1]                                    $(0.20)
------------------------------------------------------------------------------------------------------------------

PRO FORMA STATEMENT OF STOCKHOLDERS' EQUITY
Capital stock
   Convertible preferred stock, $0.01 par value; 20,000,000 shares authorized;
       issuable in series
       Series A convertible preferred stock, $0.01 par value                                  --
       Series B convertible preferred stock, $0.01 par value                                  --
   Common stock, $0.01 par value; 65,000,000 shares authorized; 49,947,553
     shares issued and outstanding [PROFORMA]                                             274,128
Additional paid-in capital                                                             42,067,473
Deficit accumulated during the development stage                                      (14,905,987)
------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                             27,435,614
------------------------------------------------------------------------------------------------------------------


Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

BUSINESS SEGMENTS

As at December 31, 1999, for management purposes, the Company is managed as one business segment and as such, the Company has determined that it does not have separately reportable operating segments.

The Company maintains offices in both the U.S. and Canada. For the period ended December 31, 1999, all of the Company's revenue was earned in the U.S. and $250,000 of the Company's intangible and capital assets were held in Canada, with the balance held in the U.S.

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Deferral of Effective Date for SFAS No. 133" which are effective for fiscal years beginning after June 15, 2000. Management has not yet determined the impact on the consolidated financial position or results of operations of the Company of this new standard.

3. ASSET PURCHASE

On December 29, 1999, the Company acquired, pursuant to an asset purchase agreement ["the eliance Agreement"], certain of the assets of eliance Corporation ["eliance"], in exchange for $4,256,400 in cash and 8,500,000 common shares of the Company [NOTE 6]. At the time of the eliance Agreement, eliance was controlled by an existing stockholder of the Company. The 8,500,000 common shares of the Company had a fair value of $4,533,333.

As part of the eliance Agreement, the Company purchased [i] certain fixed assets [ii] certain intangibles such as licenses, trademarks and names [iii] other intangibles [iv] prepaid expenses, and [v] one month of an Internet services agreement. A portion of the consideration paid represented a reimbursement of expenses incurred by eliance on behalf of the Company and a release from prior obligations with eliance. Accordingly, these expenses have been charged to general and administrative expenses in the current period.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999


Details of the consideration paid are as follows:
                                                                                               $
-------------------------------------------------------------------------------------------------------------------
Fixed assets                                                                            2,290,421
Intangibles [NOTE 5]                                                                      630,270
Prepaid expenses                                                                        3,269,042
------------------------------------------------------------------------------------------------------------------
Net assets acquired                                                                     6,189,733
Reimbursement of expenses and release                                                   2,600,000
------------------------------------------------------------------------------------------------------------------
TOTAL CONSIDERATION                                                                     8,789,733
------------------------------------------------------------------------------------------------------------------


Concurrent with the execution of the eliance Agreement, the Company and eliance entered into a share escrow agreement under which 5,500,000 of the common shares issued to eliance were deposited in escrow for a period of five years. Should eliance not meet certain of its obligations under the eliance Agreement within the first year of the escrow agreement, the Company shall have the right to recover a portion of these shares from the escrow agent as indemnification.

4. FIXED ASSETS

Fixed assets consist of the following:


                                                                                            1999
                                                                                               $
------------------------------------------------------------------------------------------------------------------

COST
Computer software                                                                         764,673
Computer hardware                                                                       1,432,037
Furniture and fixtures                                                                    225,365
------------------------------------------------------------------------------------------------------------------
                                                                                        2,422,075
------------------------------------------------------------------------------------------------------------------

LESS ACCUMULATED AMORTIZATION
Computer software                                                                          21,240
Computer hardware                                                                          39,778
Furniture and fixtures                                                                      6,260
------------------------------------------------------------------------------------------------------------------
                                                                                           67,278
------------------------------------------------------------------------------------------------------------------
NET BOOK VALUE                                                                          2,354,797
------------------------------------------------------------------------------------------------------------------


Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]


December 31, 1999

5. INTANGIBLES

Intangibles consist of licences, trademarks, names and other intangibles.


                                                                                             1999
                                                                                               $
------------------------------------------------------------------------------------------------------------------
Intangibles, net of accumulated amortization of $48,063 [NOTE 3]                          582,207
------------------------------------------------------------------------------------------------------------------


6. CAPITAL STOCK

[A]  SHARE CAPITAL ISSUED AND OUTSTANDING

On December 29, 1999, the Company approved a 16,000-to-one stock split. All references to common stock and per share amounts have been restated to reflect the stock split on a retroactive basis.

[I]  CONVERTIBLE PREFERRED STOCK

Subject to certain anti-dilutive provisions, each share of Series A and B convertible preferred stock, par value of $0.01 per share, is convertible at the option of the holder into the same number of shares of common stock. The Series A and B convertible preferred stock will be automatically converted into common stock in the event of a public offering, with gross proceeds [net of underwriting discounts and commission] of at least $25,000,000.

The holders of the Series A and B convertible preferred stock are entitled to receive non-cumulative dividends when and if declared by the Board of Directors. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company. Subject to certain anti-dilutive provisions, the dividends per share of the Series A and B convertible preferred stock have to be at least equal to the dividend per share declared or paid on the common stock of the Company. As of December 31, 1999, no dividends have been declared on the Series A and B convertible preferred stock.

In the event of any liquidation, the holders of the Series A and B convertible preferred stock have a liquidation preference over holders of common stock equal to $1.28 and $19.73 per share,

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

respectively, plus any declared and unpaid dividends. The remaining assets will be distributed to the common stockholders.

Each holder of the outstanding shares of the Series A and B convertible preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the convertible preferred stock held by such holder are then convertible.

On November 10, 1999, the Company received $2,000,000 in the form of a bridge loan [the "Advance"] from InSight Investors, bearing interest at 8%. On December 29, 1999, an agreement [the "Insight Capital Agreement"] was entered into among the Company and InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, L.P., and InSight Capital Partners (co-Invest) III, L.P., [collectively, the "Insight Investors"], pursuant to which the Insight Investors purchased in aggregate 15,000,000 shares of Series A convertible preferred stock for total consideration of $8,000,000 which was comprised of $6,000,000 in cash and conversion of the Advance into convertible preferred stock. At December 31, 1999, $2,563,280 of the cash consideration was outstanding from the Insight Investors. This amount was paid subsequent to the period end.

On December 31, 1999, an agreement [the "CIBC Agreement"] was entered into between the Company and CIBC WMC Inc. ["CIBC"], pursuant to which CIBC purchased 3,671,329 shares of Series B convertible preferred stock for a total cash consideration of $30,000,000. The Company incurred costs of $59,470 in connection with this issuance.

[II]  COMMON STOCK

Holders of the common stock with par value of $0.01 per share are entitled to one vote per share, and dividends may be declared and paid on the common stock from funds lawfully available therefor. Upon the dissolution or liquidation of the Company, holders of the common stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding preferred stock.

On May 27, 1999, the Company issued a total of 23,760,000 shares of common stock to the founding shareholders of the Company in exchange for all of their interests in the Company's system architecture and the business plan.

On June 10, 1999, the Company issued 240,000 shares of common stock to a third party for $50,000 cash.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]


December 31, 1999

$10,000,000 of the gross proceeds of $30,000,000 from the issuance of Series B convertible preferred stock to CIBC pursuant to the CIBC Agreement was used to repurchase 1,223,776 shares of common stock from certain of the stockholders of the Company.

See also note 3.

[B] STOCK OPTIONS

On January 28, 2000, the stockholders approved the 1999 Long-term Incentive Plan [the "1999 Plan"] for directors, officers, employees and other parties, as may be approved from time to time [collectively, the "Optionees"] for which up to 3,500,000 common shares are reserved for issuance pursuant to the 1999 Plan. Under the terms of the 1999 Plan, the optionees are eligible to receive awards in the form of options, stock appreciation rights, grants of restricted securities, performance awards, or other stock-based awards. As at December 31, 1999, no awards under the 1999 Plan had been made. Subsequent to the period end, and as of March 6, 2000, the Company has awarded stock options to certain Optionees as follows:


                                             EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------------
NUMBER OF                                       PER SHARE                                  EXPIRY
OPTIONS                                             $                                       DATE
-------------------------------------------------------------------------------------------------------------------
1,434,500                                        $4.95                                 March 2010
355,350                                          $8.17                                 March 2010
------------------------------------------------------------------------------------------------------------------
1,789,850
------------------------------------------------------------------------------------------------------------------


All of the stock option awards vest quarterly and on an even basis over a three-year period except for 356,850 of the issued stock option awards which vest on an annual basis over a three-year period.

7. RELATED PARTY TRANSACTIONS

In addition to the eliance Agreement [NOTE 3], the Company entered into a Corporate services agreement with eliance during the period under which eliance provides the Company with certain services. Approximately $100,000 in services were provided to the Company in connection with this agreement in 1999. No balances were outstanding under this agreement as at December 31, 1999.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

As at December 31, 1999, the Company has a subscription receivable from Insight Investors [NOTE 6[A][I]].

8. INCOME TAXES

There has been no provision for income taxes as the Company has incurred operating losses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:


                                                                                    PERIOD FROM
                                                                                    MAY 27, 1999
                                                                                         TO
                                                                                 DECEMBER 31, 1999
                                                                                          $
------------------------------------------------------------------------------------------------------------------
Net operating loss carryforwards                                                          785,000
------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                                 785,000
Valuation allowance, all relating to current period                                      (785,000)
------------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                                                       ---
------------------------------------------------------------------------------------------------------------------


Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $785,000 during the period from May 27, 1999 to December 31, 1999.

At December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,308,000, all of which expire in the year 2019.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]

December 31, 1999

9. COMMITMENTS AND CONTINGENCY

[A] LEASE COMMITMENTS

Future minimum lease payments for premises and equipment by year and in the aggregate, under non-cancellable operating leases, consist of the following:


                                                                                             $
---------------------------------------------------------------------------------------------------
2000                                                                                      884,000
2001                                                                                      195,000
2002                                                                                      195,000
2003                                                                                       16,000
---------------------------------------------------------------------------------------------------
                                                                                        1,290,000
---------------------------------------------------------------------------------------------------


Rental expense for the period totalled approximately $22,000.

[B] CONTINGENCY

On January 22, 2000, three stockholders of eliance commenced a lawsuit on behalf of themselves and, purportedly, on behalf of eliance against the Company, certain officers and other persons and entities (jointly, the "defendants"). In the lawsuit, the plaintiffs challenge, on a number of grounds, the sale and transfer of certain assets of eliance in 1999 pursuant to the eliance Agreement alleging, among other things, that such transactions were accomplished by the defendants through breaches of fidcuiary duty they then owned as directors or officers of eliance. The lawsuit seeks unspecified damages and certain other relief. The Company is vigorously defending this lawsuit. Although the Company can give no assurances, based on the available facts, the Company believes the outcome of this matter will not have a material adverse effect upon its financial condition.

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]


December 31, 1999

10. CONSOLIDATED STATEMENT OF CASH FLOWS

The net change in non-cash working capital balances related to operations consists of the following:


                                                                                     PERIOD FROM
                                                                                    MAY 27, 1999
                                                                                         TO
                                                                                    DECEMBER 31,
                                                                                        1999
                                                                                          $
---------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CURRENT ASSETS
Accounts receivable                                                                       (32,795)
Prepaid expenses                                                                          793,748
INCREASE IN CURRENT LIABILITIES
Accounts payable                                                                        1,563,287
Accrued compensation and related expenses                                                 134,928
Other accrued liabilities                                                                  53,401
---------------------------------------------------------------------------------------------------
                                                                                        2,512,569
---------------------------------------------------------------------------------------------------


There was no cash paid during the period for interest or income taxes.

Excluded from the consolidated statement of cash flows for the period from May 27, 1999 to December 31, 1999 is the following :

o the issuance of 23,760,000 shares of common stock of the Company in exchange for system architecture and business plan [NOTE 6[A][II]];

o the conversion of the $2,000,000 Advance in conjunction with the issuance of the Series A convertible preferred stock [NOTE 6[A][I]]; and

o the issuance of 8,500,000 common shares as part of the consideration for the eliance Agreement [NOTE 3].

Webhelp.com Inc. [a development stage company]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      [expressed in United States dollars]


11. RECONCILIATION TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are stated in United States dollars. Generally accepted accounting policies in the United States differ from those in Canada. The Company's accounting policies that differ include Accounting for Stock Based Compensation. In addition, under accounting principles generally accepted in Canada, the repurchase of common stock [NOTE 6[A][I]] would be treated as a deduction of $10,000,000 from capital stock and not as a direct charge of $10,000,000 to deficit. The application of accounting principles generally accepted in Canada would not result in a material difference in the measurement of the Company's consolidated balance sheet, consolidated statements of stockholders' equity, operations and cash flows as at December 31, 1999 and for the period from May 27, 1999 to December 31, 1999.

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                                 www.webhelp.com)
                                 ---------------

--------------------------------------------------------------------------------


[LOGO]

WEBHELP.COM INC.                                  CIBC WORLD MARKETS

                  SHARES                            U.S. BANCORP
                                                    PIPER JAFFRAY

              COMMON STOCK                     RBC DOMINION SECURITIES
                                                    CORPORATION
----------
PROSPECTUS
----------

APRIL   , 2000

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until           , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses in connection with the distribution of the securities being registered hereunder.

                  S.E.C. registration fee*......................                 $22,770
                  NASD filing fee*..............................                   9,125
                  NASDAQ-NMS application fee*...................                  95,000
                  Accounting fees and expenses..................                    **
                  Legal fees and expenses.......................                    **
                  Printing and engraving expenses...............                    **
                  Blue sky fees and expenses....................                    **
                  Transfer agent and registrar fees.............                    **
                  Miscellaneous expenses........................                    **
                                                                                  -------

                  Total..................................                        $  **
                                                                                  =======

     ----------------
     *    Actual fee
     **   To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article SIXTH of the Amended and Restated Certificate of Incorporation of the registrant (the "Certificate") provides that, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law ( the "Delaware Law"), or any comparable successor law, as the same may be amended and supplemented from time to time, the registrant (i) may indemnify all persons whom it shall have power to indemnify under the Delaware Law from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant or because he was serving the registrant or any other legal entity in any capacity at the request of the registrant while a director, officer, employee or agent of the registrant and
(iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Certificate further provides that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The registrant has entered into indemnification agreements with all of its directors and executive officers prior to the consummation of the offering. These agreements provide that the directors and executive officers will be indemnified to the fullest possible extent permitted by the Delaware Law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the registrant or any of its subsidiaries or affiliates, on account of their service as directors, officers, employees, fiduciaries or agents of the registrant or any of its subsidiaries or affiliates, and their service at the request of the registrant or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The registrant maintains liability insurance for its officers and directors, insuring them against certain losses arising from claims or charges made against them while acting in their capacities as officers or directors of the registrant.

Article EIGHTH of the Certificate provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware Law is amended to eliminate further or limit the personal liability of directors, then the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. Any repeal or modification of such provision of the Certificate by the stockholders of the registrant shall be prospective only and shall not adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification.

While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the registrant only if he or she is a director of the registrant and is acting in his or her capacity as a director, and do not apply to officers of the registrant who are not directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

As of May 27, 1999, the registrant issued (giving retroactive effect to the 16,000 to one stock split on December 29, 1999) 14,640,000 shares of Common Stock to Kerry Adler, 3,840,000 shares of Common Stock to Laura Hantho, 2,880,000 shares of Common Stock to Hugh Cumming and 2,400,000 shares of Common Stock to Dan Walter in exchange for all of their interests in the Webhelp.com system architecture and the Webhelp.com business plan.

As of June 10, 1999, the registrant issued (giving retroactive effect to the 16,000 to one stock split on December 29, 1999) 240,000 shares of Common Stock to Shukie Halfon for $50,000.

As of December 29, 1999, for an aggregate purchase price of $8,000,000, the registrant issued 5,797,592 shares of Series A Convertible Preferred Stock ("Series A Stock") to InSight Capital Partners III, L.P., 1,436,168 shares of Series A Stock to InSight Capital Partners (Cayman) III, L.P. and 1,016,240 shares of Series A Stock to InSight Capital Partners (Co-Invest) III, L.P. and as of January 3, 2000, the registrant issued 4,781,250 shares of Series A Stock to W-W-H Investors LLC and 1,968,750 shares of Series A Stock to Imprimis SB LP.

As of December 31, 1999, the registrant issued 3,671,329 shares of Series B Preferred Stock to CIBC WMC Inc. for $30,000,000.

All of such issuances were made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

(b)    Financial Statement Schedules

All schedules have been omitted because they are inapplicable or the information is provided in the Financial Statements, including the Notes thereto, included in the prospectus.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Certificate or By-Laws or the laws of the State of Delaware, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 21st day of March, 2000.

                                        WEBHELP.COM INC.

                                        By /s/ Kerry Adler
                                           ------------------------------------
                                           Kerry Adler
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

The registrant and each person whose signature appears below hereby appoints each of Kerry Adler and Laura Hantho as attorney-in-fact with full power of substitution, severally, to execute in the name and on behalf of the issuer and each such person, individually, and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), as the attorney-in-fact acting in the premises deems appropriate and to file the same with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                       TITLE                            DATE
            ---------                                       -----                            ----
          /s/ Kerry Adler
     ------------------------------------
             Kerry Adler                   President, Chief Executive Officer and       March 21, 2000
                                           a Director (principal executive
                                           officer)
          /s/ Tom Cronin
     ------------------------------------
             Tom Cronin                    Chief Financial Officer (principal           March 21, 2000
                                           financial and accounting officer)
          /s/ Laura Hantho
     ------------------------------------
             Laura Hantho                  Chief Operating Officer and a Director

          /s/ Jeffrey Horing
     ------------------------------------
             Jeffrey Horing                Director                                     March 21, 2000

          /s/ Ramanan Raghavendran
     ------------------------------------
           Ramanan Raghavendran            Director                                     March 21, 2000

          /s/ Wes Nichols
     ------------------------------------
             Wes Nichols                   Director                                     March 21, 2000

                                INDEX TO EXHIBITS

EXHIBIT NUMBER                                     DOCUMENT DESCRIPTION                                    SEQUENTIAL
--------------                                     --------------------                                     PAGE NO.
                                                                                                           -----------
 1.1*                Form of Underwriting Agreement........................................................

 3.1*                Amended and Restated Certificate of Incorporation.....................................

 3.3*                Amended and Restated By-Laws..........................................................

 4                   Amended and Restated Investor Rights Agreement dated as of December 31, 1999 among Webhelp.com Inc. and certain of its stockholders................................

 5*                  Opinion of Torys......................................................................

 10.1                Website Affiliation Agreement dated November 9, 1999 between 24/7 Media, Inc.
                     and the registrant....................................................................

 10.2*               Internet Services Agreement dated December 2, 1999....................................

 10.3*               Internet Services Agreement dated October 19, 1999....................................

 10.4*               Internet Services Agreement dated October 19, 1999....................................

 10.5*               Internet Services Agreement dated December 29, 1999 between eliance
                     Corporation and the registrant........................................................

 10.6*               Customer Agreement dated November 25, 1999 between NewChannel, Inc. and the registrant............................................................................

 10.7*               Software License Agreement dated January, 2000 between iWare Technology Inc.
                     and the registrant....................................................................

 10.8                Hosting Agreement between eGain Communications Corporation and iSpoke.com
                     Inc., by assignment...................................................................

 10.9                Master Services Agreement dated November 9, 1999 between Exodus
                     Communications, Inc. and iSpoke.com Inc., by assignment...............................

 10.10               Lease Agreement dated November 1, 1999 between Interactive Executive Offices
                     Corp. and Webhelp Canada Inc., by assignment..........................................

 10.11*              Customer Support Services Agreement effective February 1, 2000 between
                     Microsoft Corporation and the registrant..............................................

 10.12*              Customer Support Services Agreement dated January 31, 2000 between Beenz.com
                     USA and the registrant................................................................

 10.13              Employment Agreement dated December 29, 1999 between Kerry Adler and the registrant............................................................................

 10.14              Employment Agreement dated December 29,1999 between Laura Hantho and the registrant............................................................................

 10.15              Employment Agreement dated December 29, 1999 between Hugh Cumming and the registrant............................................................................

 10.16              Employment Agreement dated as of December 29, 1999 between Dan Walter and the registrant............................................................................

 10.17              Employment Agreement dated February 7, 2000 between Tom Cronin and
                    Webhelp Canada Inc....................................................................

 10.18              1999 Long Term Incentive Plan.........................................................

 10.19              Asset Purchase Agreement dated as of December 29, 1999 among eliance corporation, the registrant and iSpoke.com Inc.....................................................

 10.20              Share Escrow Agreement dated as of December 29, 1999
                    among eliance Corporation, the registrant, iSpoke.com Inc.
                    Kerry Adler, Laura Hantho, Hugh Cumming, Shukie Halfon
                    and Torys (formerly Tory Haythe)......................................................

 21                 Subsidiaries of the registrant........................................................

 23.1               Consent of Ernst & Young LLP..........................................................

 23.2               Consent of Torys (contained in Exhibit 5).............................................

 24                 Power of Attorney (See signature page)................................................

 27                 Financial Data........................................................................


-----------
                          * TO BE FILED BY AMENDMENT.